Exhibit 2.2

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and among

POZEN Inc.,

Aralez Pharmaceuticals Trading DAC

and

Nuvo Pharmaceuticals (Ireland) Limited

Dated as of September 18, 2018

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		2

1.1	Certain Defined Terms	2
1.2	Construction	17

ARTICLE 2 SALE AND PURCHASE OF ASSETS; LIABILITIES		18

2.1	Sale of Purchased Assets	18
2.2	Liabilities	19
2.3	Consideration	20
2.4	Closing	21

ARTICLE 3 REPRESENTATIONS AND WARRANTIES		22

3.1	Representations and Warranties of Seller	22
3.2	Representations and Warranties of Buyer	27
3.3	Exclusivity of Representations	29

ARTICLE 4 PRE-CLOSING COVENANTS		29

4.1	Access and Information	29
4.2	Ordinary Course of Business	30
4.3	Notification of Certain Matters	31
4.4	Obligation to Consummate the Transaction	32
4.5	Financial Statements	32
4.6	Non-Solicitation of Bids	33
4.7	Key Employee Retention Plan	33
4.8	Financing	33
4.9	Co-operation with Financing	33
4.10	Transitional Services	34
4.11	Deposit	35
4.12	TSX Conditional Approval	35
4.13	Ireland Employees	36
4.14	Ireland Lease	36

ARTICLE 5 ADDITIONAL COVENANTS		38

5.1	Cooperation in Litigation and Investigations	38
5.2	Further Assurances	39
5.3	Publicity	40
5.4	Product Liability Claims	40
5.5	Certain Tax Matters	41
5.6	Accounts Receivable and Payable	43
5.7	Wrong Pockets	43
5.8	Purchased Intellectual Property	44

i

5.9	Bankruptcy Court Filings and Approval	44
5.10	DIP Financing Orders	45
5.11	Service of Approval Motion	46
5.12	Copies of Pleadings	46
5.13	Patent Enforcement Costs	46

ARTICLE 6 CONDITIONS PRECEDENT		46

6.1	Conditions to Obligations of Buyer and Seller	46
6.2	Conditions to Obligations of Buyer	47
6.3	Conditions to Obligations of Seller	49

ARTICLE 7 NO SURVIVAL OF REPRESENTATIONS, WARRANTIES AND PRE-CLOSING COVENANTS		49

7.1	No Survival	49
7.2	No Recourse	50

ARTICLE 8 TERMINATION		50

8.1	Termination	50
8.2	Procedure and Effect of Termination	52
8.3	Termination Fee; Expense Reimbursement	53

ARTICLE 9 MISCELLANEOUS		54

9.1	Governing Law, Jurisdiction, Venue and Service	54
9.2	Notices	55
9.3	No Benefit to Third Parties	57
9.4	Waiver	57
9.5	Expenses	57
9.6	Assignment	57
9.7	Amendment	57
9.8	Severability	57
9.9	Equitable Relief	58
9.10	Financing Sources	58
9.11	No Liability	59
9.12	English Language	59
9.13	Bulk Sales Statutes	60
9.14	Representation by Counsel	60
9.15	Counterparts	60
9.16	Entire Agreement	60

ii

EXHIBITS

Exhibit A	Form of Bill of Sale and Assignment and Assumption Agreement
Exhibit B	Form of Domain Name Transfer Agreement
Exhibit C	[Intentionally Omitted]
Exhibit D	Form of Patent Assignment Agreement
Exhibit E	Form of Trademark Assignment
Exhibit F	Form of Bidding Procedures Order
Exhibit G	Form of Bid Procedures
Exhibit H	Form of Approval Order
Exhibit I	Form of Interim DIP Financing Order

iii

ASSET PURCHASE AGREEMENT (this “Agreement”) is made and executed as of September 18, 2018 (the “Execution Date”), by and among POZEN Inc., a Delaware corporation (“Pozen”), Aralez Pharmaceuticals Trading DAC, an Irish designated activity company (“Aralez Ireland,” and together with Pozen, “Seller”) and Nuvo Pharmaceuticals (Ireland) Limited, an Irish corporation (“Buyer”). Seller and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller and certain of its Affiliates are engaged in the Product Business;

WHEREAS, on August 10, 2018 (the “Petition Date”) Seller and certain of its. Affiliates (the “U.S. Debtors”) sought relief under Chapter 11 of Title 11, §§ 101 et seq., of the United States Code (as amended, the “Bankruptcy Code”) by filing cases (the “Chapter 11 Cases” and the proceedings commenced by such filing, the “Restructuring Proceedings”) in the United States Bankruptcy Court for the Southern District of New York (the “U.S. Bankruptcy Court”);

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, certain assets and rights associated with the Product and the Product Business, upon the terms and conditions hereinafter set forth;

WHEREAS, the Purchased Assets and Assumed Liabilities are assets and liabilities of Seller which are to be sold and assumed pursuant to the Approval Order approving such sale pursuant to section 363 of the Bankruptcy Code, free and clear of all Encumbrances and Liabilities except Assumed Liabilities and Permitted Encumbrances, which order will include the authorization for the assumption and assignment of certain executory contracts and unexpired leases and liabilities thereunder under section 365 of the Bankruptcy Code, all in the manner and subject to the terms and conditions set forth herein and in accordance with other applicable provisions of the Bankruptcy Code;

WHEREAS, an Affiliate of Buyer, Nuvo Pharmaceuticals Inc. (“Nuvo”), will enter into the Canadian Purchase Agreement (as defined herein) simultaneously with the execution of this Agreement pursuant to which, among other things, Nuvo will agree to purchase all of the shares of Aralez Pharmaceuticals Canada Inc. (“Aralez Canada”) from an Affiliate of Seller, Aralez Pharmaceuticals Inc. (“Parent”), and Parent will agree to sell all of the shares of Aralez Canada to Nuvo;

WHEREAS, in connection with the entry into this Agreement, Buyer shall use commercially reasonable efforts to cause, within five Business Days of the date hereof, an aggregate amount equal to $1,900,000 in cash to be deposited on its behalf as a “good faith deposit” (the “Deposit”) by wire transfer of immediately available funds to the Escrow Agent, to be held in escrow in accordance with the terms of the escrow agreement (the “Deposit Escrow Agreement”) entered into on the date hereof between and among Buyer, Seller and the Escrow Agent; and

WHEREAS, at the Closing, Seller (or certain of its Affiliates) and Buyer (or certain of its Affiliates) intend to enter into the Ancillary Agreements.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement, the representations, warranties, conditions, agreements and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1          Certain Defined Terms.  As used herein, the following terms shall have the following meanings:

“Accounts Receivable” means all amounts that, in accordance with GAAP as applied by Seller and its Affiliates on a consistent basis, constitute, as of the Closing, accounts receivable, notes receivable and other indebtedness due and owed by any Third Party to Seller or any of its Affiliates arising from sales of the Product by or on behalf of Seller or its Affiliates prior to the Closing Date.

“Act” means the United States Federal Food, Drug, and Cosmetic Act.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person, and a Person shall be deemed to be controlled by another Person if controlled in any manner whatsoever that results in control in fact by that other Person (or that other Person and any Person or Persons with whom that other Person is acting jointly or in concert), whether directly or indirectly.  For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” mean, when used with respect to any specified Person, (a) the possession, directly or indirectly, of the power to direct the management or policies of that Person, directly or indirectly, whether through the ownership of securities, by trust, by contract, or otherwise or (b) the ownership, directly or indirectly, of more than 50% of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

“Agreement” has the meaning set forth in the preamble hereto, and includes all schedules and exhibits hereto, and all instruments supplementing, amending, modifying, restating or otherwise confirming this agreement.

“Allocation” has the meaning set forth in Section 2.3.3.

“Alternative Transaction” means the sale, transfer, other disposition, refinancing, restructuring or reorganization, directly or indirectly, including through an asset sale, share sale, merger, amalgamation, foreclosure or other transaction, including a plan of reorganization approved by the Bankruptcy Court or a plan of compromise and arrangement or plan of arrangement approved by any other court of competent jurisdiction, or resulting from the

Auction, of any material portion of the Purchased Assets or the Product Business, in a single transaction or a series of transactions, with one or more Persons other than Buyer.

“Ancillary Agreements” means the Bill of Sale, the Patent Assignment Agreement, the Deposit Escrow Agreement, the Domain Name Transfer Agreement, the Trademark Assignment and any other agreements, certificates and other instruments delivered, given or contemplated pursuant to this Agreement.

“Appointee” has the meaning set forth in Section 8.1.5.

“Apportioned Obligations” has the meaning set forth in Section 5.5.2(b).

“Approval Motion” has the meaning set forth in Section 5.9.1.

“Approval Order” has the meaning set forth in Section 5.9.1(b).

“Aralez Canada” has the meaning set forth in the recitals.

“Aralez Ireland” has the meaning set forth in the preamble.

“Assumed Liabilities” has the meaning set forth in Section 2.2.1.

“Auction” means the auction contemplated to be run in the sales process.

“Avoidance Action” means any Claim of Seller arising under Chapter 5 of the Bankruptcy Code and any analogous state Law Claims relating to the Purchased Assets.

“Back-up Bidder” has the meaning set forth in Section 5.9.2.

“Bankruptcy Code” has the meaning set forth in the recitals.

“Bankruptcy Court” means any or all of, as the context may require, the U.S. Bankruptcy Court and any other court before which the Restructuring Proceedings are held.

“Bankruptcy Court Orders” has the meaning set forth in Section 5.9.1(a).

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure.

“BAR Financial Statements” means the financial statement disclosure for a significant acquisition (as such term is defined in Part 8 of NI 51-102) required pursuant to Section 8.4 of NI 51-102 with respect to the Product Business, in accordance with written instructions (consistent with the requirements of Canadian Securities Laws) to be provided by Buyer or its counsel.

“Bid Procedures” has the meaning set forth in Section 5.9.1(a).

“Bidding Procedures Order” has the meaning set forth in Section 5.9.1(a).

“Bill of Sale” means the Bill of Sale and Assignment and Assumption Agreement, in substantially the form attached as Exhibit A.

“Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in New York, New York or Toronto, Ontario are permitted or obligated by Law to remain closed.

“Buyer” has the meaning set forth in the preamble hereto.

“Canadian Purchase Agreement” means that certain Share Purchase Agreement, dated as of the date hereof, by and among the Parent, Aralez Canada and Nuvo.

“Canadian Securities Laws” means, collectively, the applicable securities Laws of each of the provinces of Canada and the respective regulations and rules made under those securities Laws together with all applicable policy statements, instruments, notices, blanket orders and rulings of the Canadian Securities Administrators and the Securities Commissions.

“CCAA Proceedings” means the proceedings commenced by the application, following the execution and delivery of the Canadian Purchase Agreement, by Parent and Aralez Canada with the Ontario Superior Court of Justice (Commercial List) for relief under the Companies’ Creditors Arrangement Act (Canada).

“Chapter 11 Cases” has the meaning set forth in the recitals.

“Claims” mean, collectively, all rights, claims (as that term is defined in Section 101(5) of the Bankruptcy Code) and causes of action, whether class, individual or otherwise in nature, under contract or in law or in equity, known or unknown, contingent or matured, liquidated or unliquidated and all rights and remedies with respect thereto.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” means (a) the date that is sixteen (16) days following the day on which the last of the conditions of Closing set out in Article 6 (other than those conditions that by their nature can only be satisfied as of the Closing Date, but subject to the satisfaction of such conditions as of the Closing Date) has been satisfied or waived by the appropriate Party, or (b) such earlier or later date as the Parties may agree in writing, provided that, for greater certainty, the Closing Date shall be the same as the date of the closing of the transactions contemplated by the Canadian Purchase Agreement.

“Closing Payment” has the meaning set forth in Section 2.3.1(b).

“Code” means the US Internal Revenue Code of 1986.

“Commitment Letter” means the commitment letter between Deerfield and Nuvo dated the date hereof under which Deerfield has agreed, subject to the terms and conditions set forth therein, to make the loans in the amounts set forth therein to Nuvo in order to enable Nuvo and Buyer to fund the Purchase Price, a copy of which has been delivered by Nuvo to Parent.

“Confidentiality Agreement” means the Confidentiality Agreement, dated March 29, 2018 by and between Nuvo and Aralez Canada.

“Contract” means any contract, agreement, obligation, lease, sublease, license, sublicense, regulatory license, undertaking, engagement, sales order, purchase order, instrument or other legally binding commitment or arrangement of any nature, whether written or oral.

“Control” means, with respect to any trademark, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign or grant a license, sublicense or other right to or under such trademark, as provided for herein or in any Ancillary Agreement without violating the terms of any Contract or other arrangement with any Third Party.

“Cure Costs” shall mean (a) the Liabilities and obligations that must be paid or otherwise satisfied to cure all of Seller’s defaults under the Purchased Contracts necessary for the assumption thereof by and assignment to Buyer pursuant to Section 365 of the Bankruptcy Code, as provided herein and in the Approval Order and (b) to the extent not completed as of the Closing Date, all remaining outstanding costs to complete the Works.

“Debt Financing” has the meaning set forth in Section 3.2.6.

“Deed of Assignment” has the meaning given to it in Section 4.14.5.

“Deerfield” means, collectively, investment funds managed by Deerfield Management Company, L.P. and certain affiliates thereof.

“Deerfield Release Letter” means a letter or other instrument addressed by Deerfield to Nuvo and Parent irrevocably releasing and discharging at Closing all Encumbrances charging or secured by any of the Purchased Assets and releasing all claims of Deerfield against the Purchased Assets, other than Encumbrances relating to the Debt Financing.

“Deposit” has the meaning set forth in the recitals.

“Deposit Escrow Agreement” has the meaning set forth in the recitals.

“DIP Agreement” means the senior secured super-priority debtor-in-possession credit agreement dated August 10, 2018 among Aralez Canada and Parent, as borrowers, Deerfield, as administrative agent and the lenders party thereto from time to time.  For purposes hereof, the DIP Agreement shall mean the DIP Agreement as it existed as of August 10, 2018, without reference to any amendments made after such date.

“DIP Financing Order” has the meaning set forth in Section 5.10.1.

“Domain Name Transfer Agreement” means the Domain Name Transfer Agreement, in substantially the form attached as Exhibit B.

“Encumbrance” means any mortgage, lien (statutory or otherwise), Claim, license, sublicense, pledge, security interest, charge, hypothecation, restriction, claim of ownership, lease, sublease, option, right of use or possession, preference, encroachment, restrictive covenant, right of first offer or refusal, title defect or other encumbrance or similar restriction of any kind.

“Enforceability Exceptions” has the meaning set forth in Section 3.1.2.

“Escrow Agent” means Citibank, N.A., together with its permitted successors and assigns.

“Excluded Assets” means all assets, property, rights and interests of Seller and its Affiliates to the extent not primarily related to and used in the Product Business, other than the Purchased Assets described in Section 2.1.1(a) through 2.1.1(j).  Without limiting the generality of the foregoing, the Excluded Assets shall include the following assets of Seller and its Affiliates (to the extent not constituting Purchased Assets described in Section 2.1.1(a) through 2.1.1(j)): (a) all Intellectual Property of Seller and its Affiliates (other than the Purchased Intellectual Property); (b) all real property and tangible personal property of Seller or any of its Affiliates (but excluding the Purchased Product Records); (c) all Accounts Receivable; (d) all refunds, claims for refunds or rights to receive refunds from any Taxing Authority with respect to any and all Taxes paid or to be paid by Seller or any of its Affiliates (including any and all Taxes paid or to be paid by any of Seller’s Affiliates on behalf of Seller); (e) all insurance policies and insurance Contracts insuring the Purchased Assets, together with any claim, action or other right Seller or any Affiliate of Seller may have for insurance coverage under any past or present policies and insurance Contracts insuring the Purchased Assets; (f) all rights, claims or causes of action (including warranty claims) of Seller or its Affiliates under the Purchased Contracts related to products supplied or services provided to Seller prior to the Closing; (g) all Excluded Items; and (h) any Excluded Contract.

“Excluded Contract” has the meaning set forth in Section 2.1.2.

“Excluded Items” means any and all (a) books, documents, records, files and other items prepared in connection with or relating to the negotiation and consummation of the transactions contemplated by this Agreement or the Ancillary Agreements or otherwise prepared in connection with the divestiture of the Purchased Assets, including all (i) bids received from Third Parties (and related analyses) relating to the Product or the Product Business, (ii) confidentiality, joint defense or similar agreements with prospective purchasers of the Product or the Product Business, (iii) strategic, financial or Tax analyses relating to the divestiture of the Purchased Assets, the Assumed Liabilities, the Product and the Product Business, (iv) analyses regarding the competitive landscape (e.g., consultant reports regarding the market and likely future developments) of the Product or the Product Business (v) presentations or minutes relating to any of the meetings of Seller’s board of directors or committees thereof relating to strategic alternatives, including the transactions contemplated by this Agreement and (vi) presentations or other materials not primarily related to the Product Business relating to discussion with Seller’s lenders or key constituents or counterparties; (b) trade secrets not primarily related to the Product Business; (c) attorney work product, attorney-client communications and other items protected by established legal privilege and not primarily related to the Product Business, unless the books and records can be transferred without losing such privilege; (d) human resources and any other employee books and records; (e) financial, Tax and accounting records to the extent not related to the Product; and (f) electronic mail.

“Excluded Liabilities” means all Liabilities of Seller or any of its Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter, other than the Assumed Liabilities. Without limiting the generality of the foregoing, the Excluded Liabilities shall include the following: (a) Taxes of Seller or any of its Affiliates, including Taxes relating to the Product Business attributable to periods ending on or prior to the Closing Date provided that Transfer Taxes, Indirect Taxes and Apportioned Obligations shall be allocated between Buyer and Seller as provided in Section 5.5.2, (b) all Liabilities arising out of, resulting from, or relating to any Excluded Assets; (c) all accrued receipts and accounts payable arising out of the operation or conduct of the Product Business prior to the Closing, including under Purchased Contracts; (d) all indebtedness of Seller and its Affiliates, including, for greater certainty, any indebtedness owing by Seller or any of its Affiliates to Deerfield under existing credit facilities, note issuances or other financing facilities or under any debtor-in-possession financing in connection with the Restructuring Proceedings; (e) all Liabilities arising out of, resulting from, or relating to any unit of Product sold prior to the Closing or the Purchased Assets to the extent arising prior to the Closing, including all Liabilities relating to or arising from (i) defects in any goods (including the Product), materials, service or workmanship, in each case arising from the operation of the Product Business prior to the Closing, whether due prior to, at or following the Closing, including all Liabilities relating to any recalled Product sold prior to the Closing, and (ii) the return or exchange of Product sold prior to the Closing; (f) all Liabilities related to any employee of Seller or its Affiliates (except as set forth in Section 6.16 of the Canadian Purchase Agreement and Section 4.10 hereof); and (g) any Liabilities set forth on Section 1.1.1 of the Seller Disclosure Schedules. For the avoidance of doubt, it is understood and agreed that Buyer is not assuming any Liabilities presently in existence or arising and payable prior to the Closing, or Liabilities payable after the Closing but arising or relating to Liabilities or matters that arose prior to the Closing, in each case, regardless of when such Liabilities are discovered. All such Liabilities shall be Excluded Liabilities and shall be retained by and remain Liabilities of Seller or its Affiliates.

“Execution Date” has the meaning set forth in the preamble hereto.

“Expense Reimbursement” shall mean the aggregate amount, which shall not exceed $425,000, of all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment banks, advisors, and consultants to Buyer or its Affiliates) incurred by Buyer or its Affiliates prior to any termination of this Agreement in accordance with Article 8 relating to or in connection with (a) the purchase of the Purchased Assets, including the transactions contemplated by this Agreement and any Ancillary Agreements; (b) the negotiation, preparation, execution or performance of agreements relating to the purchase of the Purchased Assets, including this Agreement and any Ancillary Agreements; (c) the negotiation, preparation, execution or performance of the financing contemplated by the Commitment Letter; (d) business, financial, legal, accounting, tax, and other due diligence relating to the Purchased Assets; (e) the Chapter 11 Cases and (f) the diligence, analysis, negotiation, preparation, or execution of any contracts or arrangements with any current or prospective lessors, vendors, agents, or payees of Seller and the Product Business.

“Exploit” or “Exploited” means to make, have made, import, export, use, have used, sell, offer for sale, have sold, license, commercialize, register, hold or keep (whether for disposal or otherwise), transport, treat, store, distribute, promote, market, or otherwise dispose of, and “Exploitation” means actions taken to Exploit.

“FDA” means the United States Food and Drug Administration and any successor agency thereto.

“Final Order” shall mean an Order or judgment of the U.S. Bankruptcy Court entered by the clerk of the Bankruptcy Court or such other court on the docket in the Chapter 11 Cases or the docket of such other court, which has not been modified, amended, reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari new trial, reargument or rehearing thereof has been sought, such order or judgment of the applicable Bankruptcy Court, or other court of competent jurisdiction shall have been affirmed by the highest court to which such Order was appealed, or certiorari shall have been denied, or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Federal Rules of Bankruptcy Procedure or a similar rule of such other court of competent jurisdiction; provided that with respect to the U.S. Bankruptcy Court, the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules, may be filed relating to such order, shall not cause such order not to be a Final Order.

“Fraud” means actual and intentional fraud by any Person with respect to the subject matter of the representations and warranties contained in this Agreement, as interpreted by New York courts applying New York Law.  For the avoidance of doubt, “Fraud” does not include constructive fraud or any torts based on negligence or recklessness.

“GAAP” means generally accepted accounting principles in the United States.

“Generic Version” means, with respect to any Product, any other pharmaceutical product that (a) references the authorizations for such Product, or any supplements or amendments thereto, and (b) is sold under a different trade-mark than such Product or has no trade-mark.

“Genus” means Genus Life Sciences Inc.

“Genus Amendment” means the amendment to the Genus Purchase Agreement dated the date hereof in the form delivered to Buyer prior to the date hereof, as in effect on the date hereof.

“Genus Purchase Agreement” means the Purchase Agreement, dated July 10, 2018, by and between Parent and Genus, as amended by the Genus Amendment, as in effect on the date hereof.

“Governmental Authority” means (i) any governmental or public department, central bank, court, minister, governor-in-council, cabinet, commission, tribunal, board, bureau, agency, commissioner or instrumentality or other regulatory or administrative authority, whether international, multinational, national, federal, provincial, state, municipal, local, or other; (ii) any subdivision or authority of any of the above; (iii) any stock exchange; and (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above, which, for the avoidance of doubt, includes the FDA, Health Canada, any corresponding foreign agency and any other federal, state, provincial, local or foreign Governmental Authority with jurisdiction over the authorization, approval, marketing, advertising, sale, pricing, storage, distribution, use, handling and control, safety, efficacy, reliability or manufacturing of pharmaceutical products, including, but not limited to, human drugs, biologics and drug combination products.

“Health Canada” means the Canadian health authority known as Health Canada and any successor agency having similar jurisdiction.

“Horizon” means Horizon Pharma USA, Inc.

“Horizon License Agreement” means the Amended and Restated Collaboration and License Agreement for the United States, dated as of November 18, 2013, by and between Seller and Horizon (as successor by assignment to AstraZeneca AB) as amended by Amendment No. 1 on November 18, 2013 and Amendment No. 2 on February 22, 2018, as in effect on the date hereof.

“Horizon Litigation Agreement” means Amendment No. 2 to the Horizon License Agreement, effective as of February 22, 2018, by and between Seller and Horizon, as in effect on the date hereof.

“Indirect Taxes” means value added, sales, consumption, goods and services taxes or other similar Taxes required by applicable Law to be disclosed as a separate item on the relevant invoice.

“Intellectual Property” means all intellectual property rights in any jurisdiction throughout the world, including (a) Patents; (b) copyrights, moral rights (or other similar rights), copyright registrations and applications for copyright registration; (c) designs, design registrations, design registration applications; (d) names, trade names, business names, corporate names, domain names, social media accounts, website names and world wide web addresses, common law trade-marks, trade-mark registrations, trade mark applications, unregistered trademarks, service marks, trade dress and logos, slogans, and other similar designations of source or origin; (e) rights in computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing; (f) trade secrets and all other confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies; (g) registrations and applications for any of the foregoing; and (h) any goodwill associated with any of the foregoing.

“Interim Period” means the period between the close of business on the date of this Agreement and the time of Closing.

“Ireland Employees” has the meaning set forth in Section 4.13.2.

“Ireland Lease” means the lease dated March 7, 2018 between IPUT Public Limited Company, having its registered office at 2 Hume Street, Dublin 2, as landlord (the “Landlord”), and Aralez Ireland, as tenant, as amended by the side letter of March 7, 2018 between the Landlord and Aralez Ireland, and the Licence for Works of March 7, 2018 between the Landlord and Aralez Ireland.

“IRS” means the Internal Revenue Service or any successor Governmental Authority.

“Landlord” has the meaning set forth in the definition of “Ireland Lease”.

“Law” means any (i) applicable national, supranational, domestic or foreign, federal, state, provincial or local statute, law (including the common law), treaty, statute, code, constitution, ordinance, Order, decree, rule, administrative interpretation, regulation, or by-law, and (ii) any other policy, guideline, notice, protocol or requirement having the force of law of any Governmental Authority, in each case as in effect from time to time.

“Liability” means any debt, loss, liability, obligation, commitment, claim, damage, demand, fine, judgment, penalty or complaint, whether absolute or contingent, accrued or unaccrued, asserted or unasserted, known or unknown, fixed or contingent, matured or unmatured, determined or determinable or otherwise (including all adverse reactions, recalls, product and packaging complaints or other liabilities), whether arising under any Law, Order, Contract or otherwise, and whether or not the same would be required to be reflected in financial statements or disclosed in the notes thereto.

“License for Works” has the meaning given to it in the Ireland Lease.

“Litigation” means any claim, action, arbitration, mediation, hearing, proceeding, suit (whether civil, criminal, administrative, or investigative or appellate proceeding), warning letter or notice of violation.

“Manufacture”, “Manufacturing” and “Manufactured” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, shipping and holding of a pharmaceutical product, or any intermediate, quality assurance and quality control testing thereof prior to the distribution of a pharmaceutical product.

“Material Adverse Effect” means any event, result, effect, occurrence, fact, circumstance, development, condition or change, or series of events, results, effects, occurrences, facts, circumstances, developments, conditions or changes that, individually or in the aggregate, is material and adverse to the business, results of operations, assets, liabilities or condition

(financial or otherwise) of the Product Business, the Purchased Assets and the Assumed Liabilities, taken as a whole; provided, however, none of the following, and no event, fact, condition, occurrence, change, development, circumstance or effect to the extent resulting from the following, shall be deemed (individually or in combination) to constitute, or shall be taken into account in determining whether there has been, a “Material Adverse Effect”:  (i) general political or economic conditions or conditions affecting the capital or financial markets generally, including the worsening of any existing conditions; (ii) conditions generally affecting any industry or industry sector in which the Product Business operates or competes or in which the Product is Manufactured or Exploited; (iii) any change or prospective change in accounting requirements, applicable Laws or the enforcement, implementation or interpretation thereof, except for judgements, awards or decrees that relate specifically to the Product Business or Purchased Assets; (iv) any hostility, act of war, sabotage, terrorism or military actions, or any escalation of any of the foregoing; (v) any hurricane, flood, tornado, earthquake or other natural disaster or force majeure event; (vi) the entry into market of a product or products (including Generic Versions of a Product) competitive with a Product or any change in the sales, financial results of a Product, or other impact on the Product, as a result of competition from another product or Generic Version of a Product; (vii) any settlement, Order or other resolution relating to the Specified Litigation; (viii) the public announcement or pendency of this Agreement, the Canadian Purchase Agreement, the transactions contemplated hereby or by the Canadian Purchase Agreement or the Chapter 11 Cases or CCAA Proceedings, including the impact of such announcement or pendency on the relationship of Seller with any supplier, distributor, customer, partner or similar relationship or any loss of employees resulting therefrom; (ix) the failure of the Product Business to achieve any financial projections, predictions, forecasts or estimates of revenues for any period (provided, that the underlying causes of such failure shall not be excluded unless otherwise excluded pursuant to this definition); and (x) any act or omission of Seller or any of its Affiliates required or permitted by the terms of this Agreement with the prior consent of or at the request of Buyer; except, in the case of clauses (i) through (v), to the extent that any such event, result, effect, occurrence, fact, circumstance, development, condition or change has a disproportionate effect on the Product Business, the Purchased Assets and Assumed Liabilities, taken as a whole, relative to other Persons operating businesses similar to the Product Business.

“MT 400” means any combination of Sumatriptan and Naproxen sodium as the only two active ingredients.

“Naproxen” means the chemical compound known as naproxen, whose more specific chemical name is (+)-2-(6-Methoxy-2-naphthyl) propionic acid, its prodrugs and metabolites, and all esters, salts, hydrates, solvates, polymorphs and isomers thereof.

“NI 51-102” means National Instrument 51-102 — Continuous Disclosure Obligations.

“Notice” has the meaning set forth in Section 9.2.1.

“NSAID” means non-steroidal anti-inflammatory drug, including COX-2 inhibitors.

“Nuvo” has the meaning set forth in the recitals.

“Order” means any judicial, arbitral, administrative, ministerial, departmental or regulatory writ, judgment, edict, decree, injunction, ruling, order, decision, award or other binding obligation, pronouncement, determination or similar action taken by, or applied by, any Governmental Authority (in each case, whether temporary, preliminary or permanent).

“Ordinary Course” means, with respect to an action taken by a Person, that such action is (i) consistent with the past practices of the Person., (ii) taken in the ordinary course of the normal day-to-day operations of the Person, and (iii) commercially reasonable.

“Outside Date” means date that is three (3) months following the date of this Agreement; provided that if all of the conditions of Closing set out in Article 6 (other than those conditions that, by their nature, can only be satisfied as of the Closing Date, but which would be satisfied as of the Closing Date) have been satisfied or waived on a date that is less than twenty (20) Business Days prior to the Outside Date, the Outside Date shall automatically be extended by such number of Business Days necessary to provide Buyer with at least twenty (20) Business Days between the satisfaction or waiver of such conditions and Closing.

“Parent” has the meaning set forth in the recitals.

“Parent Annual Financials” means the balance sheet and statement of income of Parent for the fiscal year ending December 31, 2017 as set forth in Section 3.1.10(a) of the Seller Disclosure Schedules.

“Parent Financials” means collectively, the Parent Annual Financials and the Parent Interim Financials.

“Parent Interim Financials” means the balance sheet and statement of income of Parent for the three (3) month period ended March 31, 2018, as set forth in Section 3.1.10(a) of the Seller Disclosure Schedules.

“Party(ies)” has the meaning set forth in the preamble hereto.

“Patent Assignment Agreement” means the Patent Assignment Agreement, in substantially the form attached as Exhibit D.

“Patents” means all patents and patent applications, applications for reissues, or invention disclosures in any country or supranational jurisdiction, and any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, confirmations, re-examinations, extensions, supplementary protection certificates and the like, and any provisional applications, of any such patents or patent applications.

“Payee” has the meaning set forth in Section 5.5.1(a).

“Payer” has the meaning set forth in Section 5.5.1(a).

“Payments” has the meaning set forth in Section 5.5.1(a).

“Permit” means with respect to any Person, any permit, license, grant, authorization, consent, registration, certificate, franchise, certification, variance, exemption, Order or approval or similar authorization of any Governmental Authority having jurisdiction over the Person.

“Permitted Encumbrance” means any (a) Encumbrance for Taxes not yet due or delinquent or for those Taxes being contested in good faith by appropriate proceedings;  (b) Encumbrance imposed by Law that does not or would not be reasonably expected to materially detract from the current value of, or materially interfere with, the present use and enjoyment of any Purchased Asset subject thereto or affected thereby in the Ordinary Course of the Product Business; (c)  Encumbrance incurred or deposit made to a Governmental Authority in connection with any Permit, (d) right, title or interest of a licensor or licensee under a license disclosed on Section 1.1.2(d) of the Seller Disclosure Schedules; and (e) Encumbrance disclosed on Section 1.1.2(e) of the Seller Disclosure Schedules.

“Permitted Settlement” means a settlement of Specified Litigation agreed to by Horizon in accordance with the terms and subject to the conditions of the Horizon Litigation Agreement that Seller is required, under the Horizon Litigation Agreement, to enter into, and that is approved by the Bankruptcy Court.

“Person” means any individual, partnership, limited partnership, limited liability partnership, limited liability company, unlimited liability company, joint stock company, joint venture, syndicate, sole proprietorship, corporation, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, or any other legal entity, including a Governmental Authority, and pronouns have a similarly extended meaning.

“Petition Date” has the meaning set forth in the recitals.

“Post-Closing Tax Period” has the meaning set forth in Section 5.5.2(b).

“Pozen” has the meaning set forth in the preamble.

“Pre-Closing Tax Period” has the meaning set forth in Section 5.5.2(b).

“Privacy and Security Laws” means all applicable Laws regarding (i) processing, collecting, accessing, using, disclosing, electronically transmitting, securing, sharing, retaining, destroying, transferring and storing personally identifiable information and (ii) data breach notification.

“Product” means, together, the Vimovo Product, the Treximet Product and the Yosprala Product.

“Product Business” means (a) the license of Seller’s Intellectual Property to Manufacture, develop and Exploit the Vimovo Product, (i) in the United States, to Horizon Pharma USA, Inc., and (ii) in the rest of the world, to AstraZeneca AB; (b) the right to license or use Intellectual Property to Manufacture, develop and Exploit the Treximet Product throughout the world (other than the United States), subject to the rights granted under the Treximet License Agreement, and the right to collect royalties payable under the Treximet License Agreement pursuant to the Treximet Sale Agreement, and (c) the right to license or use Intellectual Property to Manufacture, develop and Exploit the Yosprala Product throughout the world (it being understood Seller solely licenses Intellectual Property to Manufacture, develop and Exploit the product(s) described in clause (b) of the definition of the Yosprala Product, and Seller has no right to Manufacture, develop or Exploit such product(s)), subject to the rights granted under the Genus Agreement and the Takeda License, and the right to collect royalties payable under the Genus Agreement and the Takeda License.

“Product Business Financial Information” means the information set forth in Section 3.1.10(c) of the Seller Disclosure Schedules.

“Product Information” has the meaning set forth in Section 2.1.1(h).

“Public Statement” has the meaning set forth in Section 5.3.

“Purchase Price” has the meaning set forth in Section 2.3.1(b).

“Purchased Assets” has the meaning set forth in Section 2.1.1.

“Purchased Contracts” has the meaning set forth in Section 2.1.1(a).

“Purchased Intellectual Property” means the Purchased Patents, the Product Information, the Intellectual Property set forth in the Purchased Contracts covered by the Purchased Patents and all other Intellectual Property owned by Seller or its Affiliates that primarily relate to the Products and the Product Business.

“Purchased Patents” means the Patents listed on Section 1.1.3 of the Seller Disclosure Schedules.

“Purchased Product Records” means all books and records (including records of call center activity) primarily relating to the Product and Product Business to the extent owned, maintained and in the possession or Control of Seller or any of its Affiliates and reasonably necessary or used to monitor the collection of royalties with respect to the Product, maintain the Purchased Intellectual Property or prosecute and/or defend any Specified Litigation or Manufacture, develop and Exploit the Product throughout the world (to the extent Seller or any of its Affiliates has the right to do so), but excluding, in all cases, the Excluded Items and any copyrights or trademarks included therein.

“Regulatory Guidelines” means applicable rules, guidance, manuals, protocols, codes, guidelines, treaties, policies, notices, directions, decrees, judgements, awards or requirements, in each case, of any Governmental Authority, to the extent that the foregoing do not have the force of Law.

“Representatives” means a Party’s officers, directors, employees, agents, attorneys, accountants, consultants, advisors, financing sources and other representatives.

“Restructuring Proceedings” has the meaning set forth in the recitals.

“Sale Hearing” means the hearing conducted by the Bankruptcy Court to approve the transactions contemplated by this Agreement.

“Seller” has the meaning set forth in the preamble hereto.

“Seller Disclosure Schedules” means the disclosure schedules of Seller delivered by Seller pursuant to this Agreement.

“Seller Financial Advisors” means Moelis & Company.

“Seller’s Knowledge” means the knowledge of Adrian Adams, Andrew I. Koven, Michael Kaseta, James Hall and Chris Freeland, without personal liability on the part of any of them, in each case after due inquiry.

“Selling Entities” means (a) prior to the Closing Date, Seller, its Affiliates and each licensee, sublicensee or transferee to which Seller or any of its Affiliates has granted a (sub)license with respect to the Product and, (b) on and after the Closing Date, Buyer, its Affiliates and each licensee, sublicensee or transferee to which Buyer or any of its Affiliates has granted a (sub)license with respect to the Product.

“Specified Litigation” means any Litigation arising from or related to the Vimovo Product, including the Litigation set forth on Section 1.1.4 of the Seller Disclosure Schedules.

“Successful Bidder” has the meaning set forth in Section 5.9.2.

“Sumatriptan” means the chemical compound known as sumatriptan, whose more specific chemical name is 1H-Indole-5-methanesulfonamide, 3-(2-(dimethylamino)ethyl)-N-methyl, its prodrugs and metabolites, and all esters, salts, hydrates, solvates, polymorphs and isomers thereof.

“Takeda License” means the license agreement dated May 8, 2017 between Seller and Takeda Pharmaceutical Company Limited.

“Tax Return” means any return, declaration, report, election, notice, filing, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax and includes any amended returns required as a result of examination adjustments made by the IRS or other Taxing Authority.

“Taxes” means (a) all taxes of any kind, and all charges, fees, customs, levies, duties, excises, premiums, imposts, required deposits or other assessments, including all federal, state, local or foreign net income, capital gains, gross income, gross receipt, property, franchise, sales, use, excise, withholding, payroll, employment, social security, worker’s compensation, unemployment, occupation, capital stock, transfer, gains, windfall profits, net worth, asset, transaction and other taxes, and any interest, penalties, fines or additions to tax with respect thereto, imposed upon any Person by any Taxing Authority or other Governmental Authority under applicable Law, and (b) any obligation to pay any amount set forth in clause (a) above with respect to another Person, whether by contract, as a result of transferee or successor liability as a result of being a member of a related, non-arm’s length, affiliated or combined group or otherwise for any period.

“Taxing Authority” means any Governmental Authority or any quasi-governmental body exercising tax regulatory authority.

“Termination Fee” means an amount equal to $1,662,500.

“Third Party” means any Person other than Seller, Buyer and their respective Affiliates and permitted successors and assigns.

“Trademark Assignment” means the Trademark Assignment — Canada for the SUVEXX trademark, in substantially the form attached as Exhibit E.

“Transfer Taxes” has the meaning set forth in Section 5.5.2(a).

“Transitional Services” has the meaning set forth in Section 4.10.1.

“Treximet License Agreement” means that certain Product Development and Commercialization Agreement, dated as of June 11, 2003, by and between Seller and Glaxo Group Ltd., as assigned, amended or otherwise modified from time to time prior to the date hereof.

“Treximet Sale Agreement” means that certain Purchase and Sale Agreement, dated as of November 23, 2011, by and between Seller and CPPIB Credit Investments Inc., as amended from time to time prior to the date hereof.

“Treximet Product” means (a) MT 400 and (b) any product other than MT 400 containing (i) Sumatriptan or Naratriptan, on the one hand, and any NSAID, on the other hand, or (ii) any triptan and Naproxen.

“U.S. Bankruptcy Court” has the meaning set forth in the recitals.

“U.S. Debtors” has the meaning set forth in the recitals.

“Works” means the works to be carried out under the License for Works.

“Vimovo License Agreements” means that certain Amended and Restated Collaboration and License Agreement for the United States, dated as of November 18, 2013, by and between Seller and AstraZeneca AB (which agreement was assigned to Horizon Pharma USA, Inc.), that certain Amended and Restated Collaboration and License Agreement for Outside the United States, dated as of November 18, 2013, by and between Seller and AstraZeneca AB, and that certain letter agreement, dated as of November 18, 2013, by and among AstraZeneca AB, Seller and Horizon Pharma USA, Inc., each as amended from time to time prior to the date hereof.

“Vimovo Product” means the “Product” as defined in the Vimovo License Agreements and includes Esomeprazole magnesium and Naproxen delayed release tablet, including 375 mg (Naproxen) / 20mg (Esomeprazole magnesium) and/or 500 mg (Naproxen) / 20mg (Esomeprazole magnesium) dosage strengths.

“Yosprala Patents” means the Patents listed on Section 2.3.1(c) of the Seller Disclosure Schedules.

“Yosprala Product” means any combination product containing acetyl salicylic acid (including salts and derivatives thereof) as an active ingredient, including without limitation (a) products consisting of a combination of aspirin and omeprazole as the only active pharmaceutical ingredients and (b) products consisting of a combination of aspirin and vonoprazan fumarate as the only active pharmaceutical ingredients.

1.2                               Construction.  Except where the context otherwise requires, wherever used, the singular includes the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or).  The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.  The terms “include,” “includes” and “including” mean “include, without limitation,” “includes, without limitation” and “including, without limitation,” respectively, and do not limit the generality of any description preceding such term.  The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party.  Unless otherwise specified or where the context otherwise requires, (a) references in this Agreement to any Article, Section, Schedule or Exhibit are references to such Article, Section, Schedule or Exhibit of this Agreement; (b) references in any Section to any clause are references to such clause of such Section; (c) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) references to a Person are also to its permitted successors and assigns; (e) references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, in each case, as in effect at the relevant time of reference thereto; (f) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto; (g) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”, (h) all references to “made available” means, when used with respect to any document or other item of information, that such document or other item of information was provided or made available to Buyer in the “virtual data room” prepared by Seller to which Buyer has been provided access prior to the date hereof, and (i) references to monetary amounts are denominated in United States Dollars.  The Parties have participated jointly in the negotiation and drafting of this Agreement and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party (or any Affiliate thereof) by virtue of the authorship of any of the provisions of this Agreement.

ARTICLE 2
SALE AND PURCHASE OF ASSETS; LIABILITIES

2.1                               Sale of Purchased Assets.

2.1.1                     Purchase and Sale of Purchased Assets.  Upon the terms and subject to the conditions of this Agreement and the Ancillary Agreements, at and effective as of the Closing, Seller shall (or shall cause its applicable Affiliates to) sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and accept from Seller (or such Affiliates), all rights, title and interests of Seller or its Affiliates in and to the following (collectively, the “Purchased Assets”), in each case free and clear of any Encumbrances (other than Permitted Encumbrances):

(a)                                 all rights and interests of Seller or its Affiliates under the Contracts set forth on Section 2.1.1(a) of the Seller Disclosure Schedules, which Section of the Seller Disclosure Schedules may be modified from the date hereof through one (1) Business Day prior to the Sale Hearing in accordance with Section 4.3.2 (the “Purchased Contracts”);

(b)                                 the Purchased Product Records;

(c)                                  the Purchased Intellectual Property;

(d)                                 all correspondence and other documentation between the parties to the Vimovo License Agreements, the Treximet License Agreement, the Treximet Sale Agreement, the Genus Agreement and the Takeda License;

(e)                                  the right to receive all royalties arising under the Vimovo License Agreements, the Treximet Sale Agreement, the Genus License and the Takeda License on or after the Closing Date;

(f)                                   the goodwill associated with the Product Information and the Purchased Intellectual Property;

(g)                                  if Buyer acquires the Ireland Lease, all chattels, fittings, fixtures, equipment, computers, devices, furniture and other items, owned by Aralez Ireland located on the Premises or in the possession of the Ireland Employees, the title to which shall each transfer by delivery;

(h)                                 all other technical information owned, controlled or developed by or on behalf of Seller or any of its Affiliates, or to which Seller or any of its Affiliates has access, relating to the Product, including a royalty free, perpetual, irrevocable license to any technical information developed as to particular markets (whether in respect of time periods before or after the Closing), and all data, information, materials, books and records to the extent used in or relating to the Purchased Assets or the Product Business, including all regulatory materials, biological, chemical, pharmacological, biochemical, technical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, pre-clinical and clinical data, instructions, processes, formulae, databases, expertise and information, relevant to the Exploitation, promotion, Manufacture, packaging, testing, use, marketing, distribution or sale of the Product, including without limitation the pharmacovigilance database, customer lists, marketing data and promotional and training materials, if applicable (the “Product Information”);

(i)                                     all (i) Avoidance Actions, to the extent primarily arising out of, relating to or in respect of any Purchased Asset or Assumed Liability, along with any and all recoveries by settlement, Order or otherwise in connection with any such Avoidance Action, and (ii) all rights to and Claims for damages, injunctive and other legal and equitable relief (whether accruing prior to, on or after the Closing Date) for past, present and future infringement or other violation of the Purchased Intellectual Property; and

(j)                                    any other assets, properties, rights and interests of Seller and its Affiliates related to the Product or the Product Business other than the Excluded Assets.

2.1.2                     Excluded Assets.  Notwithstanding anything to the contrary in this Agreement or in any Ancillary Agreement, (a) Buyer shall not acquire the Excluded Assets, including the Contracts set forth on Section 2.1.2 of the Seller Disclosure Schedules (the “Excluded Contracts”), which Section of the Seller Disclosure Schedules may be modified from the Execution Date through one (1) Business Day prior to the Sale Hearing in accordance with Section 4.3.2, (b) the Purchased Assets shall not include the Excluded Assets, and (c) Seller shall retain the Excluded Assets following the Closing Date.

2.1.3                     Integration.  For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement or the Ancillary Agreements, whether an asset or Liability constitutes a Purchased Asset, Excluded Asset, Assumed Liability or Excluded Liability under this Agreement does not determine whether such asset or Liability is purchased, assumed, or excluded under the Canadian Purchase Agreement.

2.1.4                     Retention of Rights.  Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, Seller retains, on behalf of itself and its Affiliates, licensees, sublicensees, licensors and distributors, a limited, non-exclusive right to use and the right of reference in, to and under the Purchased Assets (other than the Purchased Contracts and the Purchased Intellectual Property), in each case, as may be necessary or useful to exercise its or its Affiliates’ respective rights or perform its or its Affiliates’ respective obligations under this Agreement, the Canadian Purchase Agreement or any Ancillary Agreement.

2.2                               Liabilities.

2.2.1                     Assumed Liabilities.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall assign to Buyer and Buyer shall assume from Seller or its Affiliates and agree to pay and discharge when due, the following Liabilities (collectively, but excluding the Excluded Liabilities, the “Assumed Liabilities”):

(a)                                 all Liabilities arising under the Contracts set forth on Section 2.1.1(a) of the Seller Disclosure Schedules, in each case only to the extent such Liabilities relate to the period on or after the Closing, it being understood that Liabilities arising under such

Contracts prior to the Closing shall not constitute Assumed Liabilities regardless of when the obligation to pay such Liabilities arises;

(b)                                 subject to Section 4.14.3, all Liabilities arising under the Ireland Lease, only to the extent such Liabilities relate to the period on or after the Closing, it being understood that Liabilities arising under the Ireland Lease (including Liabilities pursuant to the License for Works) prior to the Closing shall not constitute Assumed Liabilities regardless of when the obligation to pay such Liabilities arises;

(c)                                  all Liabilities arising from the ownership of the Purchased Assets or the operation of the Product Business (other than under any Contract that is not set forth on Section 2.1.1(a) of the Seller Disclosure Schedules), in each case only to the extent such Liabilities relate to the period on or after the Closing, it being understood that Liabilities arising from the ownership of the Purchased Assets or the operation of the Product Business prior to the Closing shall not constitute Assumed Liabilities regardless of when the obligation to pay such Liabilities arises; and

(d)                                 all Liabilities arising out of or related to the Product that is Manufactured, Exploited or sold by or on behalf of a Selling Entity on or after the Closing.

2.2.2                     Excluded Liabilities.  Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, neither Buyer nor any of its Affiliates shall assume, nor shall they be or become responsible for, any Liabilities of Seller or any of its Affiliates, other than the Assumed Liabilities. For greater certainty, the Excluded Liabilities shall remain the sole obligation and responsibility of Seller and its Affiliates.

2.3                               Consideration.

2.3.1                     Purchase Price.  Upon the terms and subject to the conditions of this Agreement, in consideration of the conveyances contemplated under Section 2.1, Buyer shall:

(a)                                 at the Closing, assume the Assumed Liabilities;

(b)                                 at the Closing, pay to Seller an amount equal to $47,500,000 (the “Purchase Price”), less the Deposit, less the amount of the Cure Costs set forth in the certificate to be delivered pursuant to Section 2.3.2 by wire transfer of immediately available funds to the account designated by Seller by written Notice to Buyer, such written Notice to be provided at least five Business Days prior to the Closing Date (such amount, the “Closing Payment”);

(c)                                  pay to Seller 50% of any proceeds (including royalties, milestones or similar payments) received by Buyer or any of its Affiliates (including pursuant to the Genus Agreement and the Takeda License) through the Exploitation, sale, license, sublicense, grant of covenant or other disposition of the Yosprala Patents, but excluding any proceeds from any Exploitation, sale, license, sublicense, grant of covenant or other disposition of the Vimovo Product, net of (i) without duplication of any amounts for which Seller or its Affiliates are responsible in accordance with Section 5.13, all reasonable and documented out-of-pocket fees, costs and expenses (which does not include internal time of personnel of Seller) which are reasonably incurred by Buyer and its Affiliates in order to realize such proceeds solely with respect to the Yosprala Product, including any costs related to regulatory, safety and pharmacovigilance activities, as well as all reasonable and documented fees, costs and expenses of any third party (including legal counsel, consultants and agents) engaged by Buyer or its Affiliates in connection therewith, but excluding (A) any fees, costs or expenses reimbursed by any licensee or third party, and (B) any fees, costs or expenses associated with any marketing or sales activities, and (ii) all reasonable and documented out-of-pocket fees, costs and expenses (which does not include internal time of personnel of Seller) incurred by Buyer and its Affiliates (to the extent not reimbursed by any licensee or third party) associated with maintaining the Yosprala Patents in the jurisdictions in which they are currently registered or applied for as well as all documented fees, costs and expenses of any third party (including legal counsel, consultants and agents) engaged by Buyer or its Affiliates in connection therewith. Subject to Section 5.13, all amounts payable under this Section 2.3.1(c) shall be paid in the same form as the consideration received by Buyer and shall be payable as promptly as practicable following actual receipt by Buyer thereof; and

(d)                                 if Buyer acquires the Ireland Lease, pay to Seller an amount equal to $1 pursuant to the Deed of Assignment.

2.3.2                     Cure Costs. Not less than two Business Days prior to the Closing Date, Seller shall deliver to Buyer a certificate setting forth the Cure Costs (together with reasonable supporting documentation).

2.3.3                     Allocation of Consideration.  Buyer shall allocate the Purchase Price (and the Assumed Liabilities, to the extent properly taken into account under applicable Tax Laws) among the Purchased Assets in accordance with applicable Tax Laws (the “Allocation”) prior to or within 90 days following the Closing and shall deliver to Seller a copy of such Allocation promptly after such determination.  Seller shall have the right to review and raise any reasonable objections in writing to the Allocation during the 10-day period after its receipt thereof.  If Seller disagrees with respect to any item in the Allocation, the Parties shall negotiate in good faith to attempt to resolve the dispute. Each Party shall have the right to allocate the Purchase Price (and the Assumed Liabilities, to the extent properly taken into account under applicable Tax Laws) among the Purchased Assets in its discretion if the Parties are unable to agree on an Allocation despite their good faith negotiations.

2.4                               Closing.

Pursuant to the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place at the New York, New York offices of Willkie Farr & Gallagher LLP, at 10:00 a.m. local time, on a Business Day on a date not later than three Business Days following satisfaction of all conditions (other than those that by their terms are to be satisfied or taken at the Closing) set forth in Article 6 (or, to the extent permitted by applicable Law, waived by the Party entitled to the benefits thereof), or such other time and place as Buyer and Seller may agree to in writing.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

3.1                               Representations and Warranties of Seller.Seller represents and warrants to Buyer as follows, with each such representation and warranty subject to such exceptions, if any, as are set forth in the corresponding section of the Seller Disclosure Schedules. Disclosures in any section or paragraph of the Seller Disclosure Schedules shall be deemed disclosure with respect to any other sections or paragraphs of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other sections or paragraphs. Seller acknowledges and agrees that Buyer is relying upon the representations and warranties in connection with its purchase of the Purchased Assets.

3.1.1                     Organization; Good Standing; Qualification.  Pozen is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite corporate and legal power, authority and capacity to own, lease and operate its property and assets now owned or leased and to carry on the portion of the Product Business that it conducts as it is now being carried on. Pozen has not been discontinued or dissolved under the Laws of the State of Delaware and no steps or proceedings have been taken to authorize or require such discontinuance or dissolution. Aralez Ireland is a designated activity company duly formed, validly existing and in good standing under the Laws of Ireland (to the extent such concept is applicable in such jurisdiction), and has the requisite legal power, authority and capacity to own, lease and operate its property and assets now owned or leased and to carry on the portion of the Product Business that it conducts as it is now being carried on. Aralez Ireland has not been discontinued or dissolved under the Laws of Ireland and no steps or proceedings have been taken to authorize or require such discontinuance or dissolution. Seller is duly qualified to carry on business in each jurisdiction in which the nature or character of the properties and assets owned, leased or operated by it, including for greater certainty, the Purchased Assets, or the nature of its business or activities, including for greater certainty, the operation of the Product Business, makes such qualification necessary, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect. Seller has provided to Buyer true, complete and correct copies of the constituent documents of Seller, as amended.

3.1.2                     Authority and Enforceability.  Seller has the requisite power, authority and capacity to enter into this Agreement and the Ancillary Agreements to which it is or will be a party and, subject to the Bidding Procedures Order and Approval Order, to perform its obligations hereunder or thereunder and to complete the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Agreement to which it is or will be a party, the performance of the obligations hereunder or thereunder and the consummation of the transactions contemplated hereby or thereby have been, or will be at or prior to Closing, duly authorized by all necessary action on the part of Seller. This Agreement and each of the Ancillary Agreements to which Seller is or will be a party, have been, or will be at or prior to Closing, duly executed and delivered by Seller, and, subject to the U.S. Bankruptcy Court entry of the Approval Order, constitute or will constitute a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and other similar Laws relating to limitations of actions or affecting the availability of equitable remedies and the enforcement of creditors’ rights generally and by general principles of equity (the “Enforceability Exceptions”).

3.1.3                     Authorizations and Consents.  Except for (a) the entry of the Bidding Procedures Order and the Approval Order and, as applicable, the expiration or waiver of the Bankruptcy Court of the applicable 14-day period set forth in Rule 6004(h) of the Bankruptcy Rules and (b) items disclosed in Section 3.1.3 of the Seller Disclosure Schedules, no material Order, Permit, license, consent, approval, waiver, notification or filing is required on the part of Seller for the execution and delivery by Seller of this Agreement, the performance by Seller of its obligations hereunder or thereunder and the consummation of the transactions contemplated hereby and thereby, including, for greater certainty, the transfer of the Purchased Assets.

3.1.4                     No Broker.  Seller has not used any broker or finder in connection with the transactions contemplated hereby, except that Seller has engaged the Seller Financial Advisors as its financial advisors, and no other broker, finder or investment banker is entitled to any fee or commission from Seller in connection with the transactions contemplated hereby.

3.1.5                     Litigation.  Section 3.1.5 of the Seller Disclosure Schedules sets forth a list of all Litigation to which Seller is a Party relating to any of the Purchased Assets, the Assumed Liabilities or the Product Business as of the Execution Date, including the Specified Litigation. Except as set forth in Section 3.1.5 of the Seller Disclosure Schedules, there is no Litigation against or involving Seller relating to the Purchased Assets, the Assumed Liabilities or the Product Business (whether in progress, pending or, to Seller’s Knowledge, threatened) as of the Execution Date that, individually or in the aggregate, if adversely determined, would reasonably be expected to prevent or significantly impede or materially delay the consummation of the transactions contemplated by the Agreement or the ability of Buyer to conduct the Product Business after the Closing in substantially the same manner as conducted by Seller before the Closing in any material respect.

3.1.6                     No Violation.  Subject to (a) the entry of the Bidding Procedures Order and the Approval Order and, as applicable, the expiration or waiver of the Bankruptcy Court of the applicable 14-day period set forth in Rule 6004(h) of the Bankruptcy Rules and (b) items disclosed in Section 3.1.6 of the Seller Disclosure Schedules, the execution and delivery by Seller of this Agreement and each Ancillary Agreement to which it is or will be a party, the performance by Seller of its obligations hereunder or thereunder and the consummation of the transactions contemplated hereby and thereby do not and will not: (i) result in a material violation of any Law  (including Privacy and Security Laws); (ii) result in a breach of, or conflict with, the constituent documents of Seller; (iii) result in a material breach of, allow any Person to exercise any material rights under, or result in the loss of any material rights or the imposition of obligations under, any material Contract, including for greater certainty, the Purchased Contracts, or material Order, Permit, approval, consent, waiver, license or similar authorization of any Governmental Authority to which Seller is a party; or (iv) result in the suspension or alteration in the terms of any material Order, Permit, approval, consent, waiver, license or similar authorization of any Governmental Authority held by Seller or in the creation of any Encumbrance upon any of Seller’s properties or assets other than Encumbrances created solely as a result of the acquisition by Buyer of the Purchased Assets and assumption of the Assumed Liabilities or in connection with the Debt Financing.

3.1.7                     Purchased Assets.

(a)                                 Except as set forth in Section 3.1.7(a) of the Seller Disclosure Schedules, Seller owns or has rights to, and upon delivery to Buyer at the Closing will transfer to Buyer, good title to or a valid leasehold interest in all of the Purchased Assets, free and clear of all Encumbrances, except for Permitted Encumbrances.

(b)                                 Except as set forth in Section 3.1.7(b) of the Seller Disclosure Schedules, no other Person owns any assets that are material to the Product Business in substantially the same manner as conducted by Seller and its Affiliates before Closing except for personal property leased by Seller, Intellectual Property and computer software and programs licensed to Seller, products sold pursuant to distribution or similar contracts with Seller, and the Excluded Assets.

(c)                                  The Purchased Assets are sufficient for the continued conduct of the Product Business after the Closing in substantially the same manner as conducted by Seller and its Affiliates before the Closing and constitute all of the rights, property and assets necessary to conduct the Product Business as currently conducted by Seller in the Ordinary Course.

(d)                                 The Purchased Assets represent all of the assets relating to MT400 owned by Pozen.

(e)                                  The Purchased Assets constitute substantially all of the business of Pozen.

3.1.8                     Intellectual Property.

(a)                                 Section 3.1.8(a) of the Seller Disclosure Schedules sets forth a correct and complete list of all registered Purchased Intellectual Property indicating, for each such item of Purchased Intellectual Property, the owner, registration, patent or application number (as applicable) and the applicable filing jurisdiction. The Purchased Intellectual Property is all Intellectual Property necessary for and material to the operation of the Product Business as presently conducted by Seller other than off-the-shelf software license agreements. Except as set forth in Section 3.1.8(a) of the Seller Disclosure Schedules, Seller is the owner of record of all Purchased Intellectual Property. All Purchased Intellectual Property is, to Seller’s Knowledge, subsisting, valid and enforceable.

(b)                                 Except as set forth in Section 3.1.8(b) of the Seller Disclosure Schedules, at Closing Seller will own, directly and exclusively, all right, title and interest in and to, free and clear of all Encumbrances (other than Permitted Encumbrances), or will have a valid and exclusive right to use, the Purchased Intellectual Property.

(c)                                  Except as set forth in Section 3.1.8(c) of the Seller Disclosure Schedules, no claims or actions are pending or, to Seller’s Knowledge, threatened in writing, and to Seller’s Knowledge, there is no valid basis for a claim (i) of infringement, misappropriation or other violation of the material Intellectual Property of any Person against Seller in respect of the conduct of the Product Business by Seller as presently conducted, (ii) challenging the ownership, validity, enforceability or use of any Purchased Intellectual Property or (iii) of any other violation of material Intellectual Property rights against Seller, or to Seller’s Knowledge, any other Person, in respect of the conduct of the Product Business by Seller as presently conducted.

(d)                                 Except as set forth in Section 3.1.8(d) of the Seller Disclosure Schedules, to Seller’s Knowledge, no Person is infringing, misappropriating or otherwise violating any Purchased Intellectual Property owned by Seller and no such claims have been asserted or threatened against any Person by Seller, or to Seller’s Knowledge, any other Person, in the three years preceding the date of this Agreement.

(e)                                  Seller has taken reasonable commercial measures in accordance with industry practice to maintain the secrecy of any of the Purchased Intellectual Property that it considers to be trade secrets or confidential information.

(f)                                   To Seller’s Knowledge, Seller is not a party to any Contract or subject to any Order that in any way limits or restricts any of the Purchased Intellectual Property that Seller owns and/or currently uses to conduct the Product Business, other than normal and routine off-the-shelf software license agreements. The consummation of the transactions contemplated by this Agreement will not materially impair any rights in or to any Purchased Intellectual Property, or grant to any Person any rights in or to any Purchased Intellectual Property. All of the Purchased Intellectual Property owned by Seller is fully transferable, alienable and licensable without any material payment to any Person and without any restriction, other than (i) potential Cure Costs set forth in the certificate to be delivered pursuant to Section 2.3.2, (ii) licenses granted by Seller in the Ordinary Course of the Product Business, including the Purchased Contracts, and (iii) licenses granted under the Genus Purchase Agreement and Takeda License.

3.1.9                     No Material Disposals.  Since December 31, 2017, Seller has not sold or otherwise disposed of any assets that are material to the Product Business.

3.1.10              Financials.

(a)                                 The Parent Financials have been prepared and maintained in accordance with U.S. GAAP applied on a consistent basis and in accordance with all applicable Laws. The Parent Financials present fairly, in all material respects, the balance sheets and statements of income of Parent as of the respective dates thereof and for the respective periods set forth therein.

(b)                                 Parent has designed, or caused to be designed, such internal controls over financial reporting under the supervision of the Chief Executive Officer and Chief Financial Officer of Parent to provide reasonable assurance (x) that material information relating to Parent is made known to its Chief Executive Officer and Chief Financial Officer by others within Parent, and (y) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. To the knowledge of

Parent: (i) there have been no significant deficiencies in the design or operation of, or material weaknesses in, the internal controls over financial reporting of Parent that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (ii) there is and has been no Fraud, whether or not material, involving management or any other employees who have a significant role in the internal control over financial reporting of Parent. To the knowledge of Parent, Parent has received no written complaints from any source regarding accounting, internal accounting controls or auditing matters or written reports from employees of Parent regarding questionable accounting or auditing matters.

(c)                                  The Product Business Financial Information has been prepared in good faith and based on GAAP, applied on a consistent basis, has been compiled from the Purchased Product Records, does not contain any misrepresentations and presents fairly the financial condition of the Product Business as of the date thereof.

(d)                                 Seller has no material Liability of any nature (whether accrued, absolute, contingent or otherwise) with respect to the Product Business other than (i) Liabilities disclosed in the Product Business Financial Information and (ii) Liabilities not reflected in the Product Business Financial Information that were incurred in the Ordinary Course.

3.1.11              Absence of Certain Changes.  Except as set forth in Section 3.1.11 of the Seller Disclosure Schedules, since December 31, 2017, (a) no event, result, effect, occurrence, fact, circumstance, development, condition or change has occurred or arisen that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (b) Seller has conducted the Product Business in all material respects in the Ordinary Course; and (c) Seller has not taken any action that would be prohibited by Section 4.2.1 if taken during the Interim Period.

3.1.12              Compliance with Laws.  Except as set forth in Section 3.1.12 of the Seller Disclosure Schedules, the Product Business has been and is currently being conducted in compliance, in all material respects, with all applicable Laws and Regulatory Guidelines (including Privacy and Security Laws). Seller has not received any written notice of any actual or alleged material non-compliance or violation of any Laws or Regulatory Guidelines in connection with the ownership of the Purchased Assets or the operation of the Product Business.

3.1.13              Purchased Contracts.  Each Purchased Contract listed or described in Section 2.1.1(a) of the Seller Disclosure Schedules is in full force and effect and is a valid and binding obligation of Seller and, to Seller’s Knowledge, the other parties thereto, in accordance with its terms and conditions, in each case except (a) as such enforceability may be limited by the Enforceability Exceptions and (b) as set forth on Section 3.1.13 of the Seller Disclosure Schedules. Seller has made available to Buyer correct and complete copies of all Purchased Contracts. Except as set forth on Section 3.1.13 of the Seller Disclosure Schedules and payment of the Cure Costs set forth in the certificate to be delivered pursuant to Section 2.3.2, (i) Seller is not in material breach or default of its obligations under any Purchased Contract and the Ireland Lease, (ii) no condition exists that with notice or lapse of time or both would constitute a material default by Seller under any such Purchased Contract, and (iii) to Sellers’ Knowledge, no other party to any such Purchased Contract is in material breach or default thereunder. Other than as disclosed in Section 2.1.1(a) of the Seller Disclosure Schedules and Section 2.1.2 of the Seller Disclosure Schedules, as of the Execution Date, Seller is not party to a Contract that is material to the Product Business.

3.1.14              Taxes

(a)                                 Seller has filed (or caused to be filed) on a timely basis all Tax Returns relating to the Purchased Assets that it was required to file by applicable Law.  All such Tax Returns were correct and complete in all material respects and were prepared in compliance with all applicable Laws.

(b)                                 All Taxes due and owing (whether or not shown or required to be shown on any Tax Return) relating to the Purchased Assets have been paid.

(c)                                  To Seller’s Knowledge, there are no Encumbrances for Taxes upon any of the Purchased Assets, other than Permitted Encumbrances.

(d)                                 No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes relating to the Purchased Assets.

(e)                                  None of the Purchased Assets are used or held, or have been used or held, in a business carried on in Canada.

3.1.15              Books and Records. The Purchased Product Records have been maintained in accordance with all applicable Laws in all material respects, and such Purchased Product Records are complete and accurate in all material respects. True and correct copies of all material Purchased Product Records have been made available to Buyer.

3.2                         Representations and Warranties of Buyer.  Buyer represents and warrants to Seller as follows. Buyer acknowledges and agrees that Seller is relying upon the representations and warranties in connection with its sale of the Purchased Assets.

3.2.1                     Entity Status.  Buyer is duly formed and validly existing under the laws of its jurisdiction of formation and has the requisite corporate power to enter into and perform its obligations under this Agreement and the Ancillary Agreements to which it is or will be a party.

3.2.2                     Authority.  The execution and delivery of and performance by Buyer of this Agreement and the Ancillary Agreements to which it is or will be a party have been, or will be at or prior to Closing, authorized by all necessary corporate action on the part of Buyer.

3.2.3                     No Conflict.  The execution and delivery of and performance by Buyer of this Agreement and the Ancillary Agreements to which it is or will be a party (a) do not and will not constitute or result in a violation or breach of, or conflict with, or allow any Person to exercise any rights under, any of the terms or provisions of Buyer’s certificate of organization, bylaws or equivalent organizational documents, (b) do not and will not constitute or result in a breach or violation of, or conflict with or allow any Person to exercise any rights under, any contract, license, lease or instrument to which it is a party; and (c) do not result in the violation of any Law applicable to Buyer.

3.2.4                     Required Authorizations.  No filing with, notice to or Order, Permit, approval, consent, waiver, license or similar authorization of, any Governmental Authority is required on the part of Buyer as a condition to the lawful consummation of the transactions contemplated by this Agreement or the Ancillary Agreements to which it is or will be a party.

3.2.5                     Execution and Binding Obligation.  This Agreement and the Ancillary Agreements to which Buyer is or will be a party have been, or will be, duly executed and delivered by Buyer and constitute, or will constitute, legal, valid and binding agreements of Buyer, enforceable against it in accordance with its terms, subject only to the Enforceability Exceptions.

3.2.6                     Financial Capacity.  Buyer has delivered to Seller a true, accurate and complete copy of the Commitment Letter by Deerfield pursuant to which Deerfield has agreed to lend the amounts set forth therein on the terms and subject only to the conditions set forth therein, for the purpose of funding the transactions contemplated by this Agreement (the financing contemplated by the Commitment Letter, the “Debt Financing”).  As of the date of this Agreement, (a) the Commitment Letter is in full force and effect and constitutes legal, valid and binding obligations of Nuvo and, to the knowledge of Nuvo, Deerfield, (b) the Commitment Letter has not been amended or modified and no such amendment or modification is contemplated by Nuvo, and (c) assuming the satisfaction of the conditions set forth therein, the Debt Financing will be sufficient to pay the Purchase Price and any other amounts to be paid or repaid by Buyer under this Agreement or as a result of the transactions contemplated by this Agreement.  There are no conditions precedent related to the funding of the full amount of the Debt Financing other than as expressly set forth in the Commitment Letter; and there are no side letters or other contracts, understandings or arrangements (oral or written) related to the Debt Financing between Nuvo and Deerfield other than the Commitment Letter.  As of the date of this Agreement, to Buyers knowledge and excluding any conditions where the failure to be so satisfied is a result of Seller’s breach of any of its obligations under this Agreement or a breach by Deerfield, no event has occurred that (with or without notice or lapse of time or both) would reasonably be expected to constitute or result in a breach or default under the Commitment Letter or make Nuvo unable to satisfy on a timely basis any term or condition of the Commitment Letter (whether or not such condition is contained in the Commitment Letter), and Buyer is not aware of any fact or occurrence that makes any of the representations or warranties of Nuvo relating to Nuvo in the Commitment Letter inaccurate in any material respect.  Subject to the terms and conditions of the Commitment Letter and subject to the satisfaction of the conditions contained in Section 6.1 and Section 6.2, (x) Buyer does not have any reason to believe that Nuvo will be unable to satisfy on a timely basis any term or condition to be satisfied by it and contained in the Commitment Letter, and (y) the aggregate proceeds contemplated by the Commitment Letter will be sufficient for Buyer to consummate the transactions contemplated hereby upon the terms and conditions contemplated hereby and pay all related fees and expenses related thereto.

3.2.7                     Litigation.  There is no material Litigation in progress, pending, or to

Buyer’s knowledge, threatened against Buyer, which prohibits, restricts or seeks to enjoin the transactions contemplated by this Agreement.

3.2.8                     No Broker.  No broker, agent or other intermediary is entitled to any fee, commission or other remuneration in connection with the transactions contemplated by this Agreement and the Ancillary Agreements based upon arrangements made by or on behalf of Buyer.

3.3                         Exclusivity of Representations.

(a)                                 Except for the representations and warranties made by Seller in Section 3.1 or in any Ancillary Agreement to be delivered by Seller pursuant to this Agreement, neither Seller nor any other Person makes any express or implied representation or warranty with respect to Seller or its businesses, assets, operations, liabilities, condition (financial or otherwise) or prospects, and Seller hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Seller in Section 3.1 or in any Ancillary Agreement to be delivered by Seller pursuant to this Agreement, neither Seller nor any other Person makes or has made any representation or warranty to Buyer or any of its respective representatives, with respect to, nor has Buyer or any of its respective representatives relied on, (i) any financial projection, forecast, estimate, budget or prospective information relating to the Product Business or (ii) any oral or written information furnished or made available to Buyer or any of its representatives in the course of its due diligence investigation of Seller, the Product Business, the negotiation of this Agreement or the consummation of the transactions contemplated by this Agreement, including the accuracy, completeness or currency thereof, and neither Seller nor any other Person will have any liability to Buyer or any other Person in respect of such information, including any subsequent use of such information, except in the case of Fraud. Nothing in this Section 3.3 shall limit the liability of Seller or any Affiliate thereof for Fraud.

(b)                                 Notwithstanding anything contained in this Agreement to the contrary, Seller acknowledges and agrees that neither Buyer nor any other Person has made or is making any representations or warranties whatsoever, express or implied with respect to Buyer or Buyer’s businesses, assets, operations, liabilities, conditions (financial or otherwise) or prospects, beyond those expressly made by Buyer in Section 3.2 including any implied representation or warranty as to the accuracy or completeness of any information regarding Buyer furnished or made available to Seller, or any of its representatives.

ARTICLE 4
PRE-CLOSING COVENANTS

4.1                               Access and Information.

4.1.1                     From the date hereof until the Closing, Seller shall (a) afford Buyer and its Representatives full and free access to and the right to inspect all of the Product Business, the Purchased Assets, Purchased Product Records and other documents and data to the extent related to the Product Business; (b) furnish Buyer and its Representatives with such financial, operating and other data and information to the extent related to the Product Business as Buyer or its

Representatives may reasonably request; and (c) cause their agents, employees, officers and directors to cooperate with and aid Buyer and its Representatives in its investigation of the Product Business. Any request or investigation under this Section 4.1.1 shall be made or conducted on a reasonable basis by Buyer providing reasonable notice to Seller and shall be conducted during normal business hours in such a manner as not to interfere unreasonably with the conduct of the Product Business. No investigation by Buyer or any of its Representatives or other information received by Buyer or any of its Representatives shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller (including Section 8.1) and shall not be deemed to amend or supplement the Disclosure Schedules.

4.1.2                     Buyer acknowledges and agrees that (a) certain records may contain information relating to Seller or its Affiliates, but not relating to the Product Business (and, notwithstanding the inclusion of such information in such records, such information shall not constitute Purchased Assets), and that Seller and its Affiliates may retain copies thereof and (b) prior to making any records available to Buyer, Seller or its Affiliates may redact any portions thereof that do not relate to the Product Business.

4.1.3                     During the Interim Period, Buyer hereby agrees it shall not contact, and it shall cause its Affiliates or Representatives to not contact, any licensor, licensee, competitor, supplier, distributor or customer of Seller with respect to the Product, the Purchased Assets, the Product Business, this Agreement, the Canadian Purchase Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby, without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed; provided that the Parties acknowledge and agree that Buyer, its Affiliates and their respective Representatives shall be permitted, subject to prior coordination and consultation with Seller, to contact the counterparties to each of the Treximet License Agreement, Treximet Sale Agreement, Vimovo License Agreements, the Genus Agreement, and the Takeda License for purposes of establishing direct relationships with each such party in anticipation of Buyer’s operation of the Product Business following the Closing; provided, further, that (a) Buyer shall provide Seller reasonable advance notice of such contact, (b) any written communications shall be reasonably satisfactory to Seller and (c) Seller will participate in any meetings and conferences (including teleconferences) if requested by Seller.

4.2                               Ordinary Course of Business.

4.2.1                     Except as otherwise expressly provided in this Agreement or the Canadian Purchase Agreement or for actions taken by Seller as required under the DIP Agreement or in connection with the Chapter 11 Cases, during the Interim Period, Seller will (i) conduct the Product Business in the Ordinary Course (other than in connection with a Permitted Settlement) and (ii) use its commercially reasonable efforts to maintain and preserve intact the current organization and Product Business and to preserve the rights, goodwill and relationships of its employees, customers, lenders, suppliers, manufacturers, licensees, licensors, regulators and others having business relationships with the Product Business. Without limiting the foregoing, except for actions taken by Seller as required by this Agreement, the Canadian Purchase Agreement, the DIP Agreement or the Chapter 11 Cases, without the prior written consent of Buyer, during the Interim Period, Seller shall not, directly or indirectly:

(a)                                 Grant, impose or suffer to be imposed any Encumbrance upon any of the Purchased Assets other than Permitted Encumbrances;

(b)                                 enter into any Contract that would be a Purchased Contract, materially modify, materially amend, materially breach, repudiate, reject, disclaim, restate or terminate any Purchased Contract, or waive, release or assign any material rights or claims under any Purchased Contract (other than in connection with a Permitted Settlement);

(c)                                  (i) encumber, transfer, abandon, allow to lapse, fail to prosecute or maintain, license (other than in the Ordinary Course of the Product Business), or otherwise dispose of any Purchased Intellectual Property or (ii) disclose any confidential Purchased Intellectual Property (in the case of each of clauses (i) and (ii), other than in connection with a Permitted Settlement);

(d)                                 compromise or settle any material Litigation relating to the Product Business or cancel or compromise any material claim or waive or release any material right, in each case, that is related to the Product Business or a Purchased Asset (in each case, other than a Permitted Settlement);

(e)                                  other than in the Ordinary Course of the Product Business, submit any material information to or enter into any material discussions with or respond to any enquiry from any Governmental Authority with respect to any Product (in each case, other than in connection with a Permitted Settlement); and

(f)                                   authorize, agree or otherwise commit, whether or not in writing, to do any of the foregoing.

4.3                               Notification of Certain Matters.

4.3.1                     During the Interim Period, Seller shall promptly notify Buyer in writing of any:

(a)                                 result, effects, occurrence, fact, circumstance, development, condition, change or action, the existence, occurrence or taking of which has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 6.1 or 6.2 to be satisfied prior to the Outside Date;

(b)                                 notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(c)                                  notice or other communication from any Governmental Authority in connection with the Product, the Product Business or a Purchased Asset;

(d)                                 any legal proceeding or investigation commenced or, to Seller’s Knowledge, threatened against, relating to or involving or otherwise affecting Seller, the Product Business or a Purchased Asset that, if pending on the date of this Agreement, would have been required to have been disclosed under Section 3.1.5 (Litigation) or that relates to the transactions contemplated by this Agreement; and

(e)                                  any Contract primarily used in or related to the Product Business to which Seller or any of its Affiliates is a party as of the Execution Date that was not set forth on Section 2.1.1(a) of the Seller Disclosure Schedules and any Contracts that is primarily used in or related to the Product Business and arise in the Ordinary Course of business after the Execution Date.

4.3.2                     From the Execution Date through one (1) Business Day prior to the Sale Hearing, Seller shall use commercially reasonable efforts to promptly provide Buyer written notice of any Contract to which Seller is a party as of the Execution Date that was not set forth on Section 2.1.1(a) of the Seller Disclosure Schedules or Section 2.1.2 of the Seller Disclosure Schedules as of the Execution Date, and any Contracts that relate to the Product Business and arise in the Ordinary Course of business after the Execution Date.  Buyer shall be entitled, in its sole discretion and upon written notice to Seller, to add any such Contract to Section 2.1.1(a) of the Seller Disclosure Schedules or Section 2.1.2 of the Seller Disclosure Schedules; provided, however, Seller may add, in all cases, any Permitted Settlement to Section 2.1.1(a) of the Seller Disclosure Schedules in its sole discretion.  From the Execution Date through one (1) Business Day prior to the Sale Hearing, Buyer may amend Section 2.1.1(a) of the Seller Disclosure Schedules or Section 2.1.2 of the Seller Disclosure Schedules (including, in each case, as may have been updated by Seller pursuant to the preceding sentence) to move any Contract from Section 2.1.2 of the Seller Disclosure Schedules to Section 2.1.1(a) of the Seller Disclosure Schedules or vice versa, in either case by providing Seller with written notice thereof; provided, however, that Buyer shall have no right to add any Contract rejected, in accordance with Section 365 of the Bankruptcy Code, by Seller prior to Seller receiving written notice from Buyer to include such Contract on Section 2.1.1(a) of the Seller Disclosure Schedules; provided, further, that Buyer may not add any Permitted Settlement to Section 2.1.2 of the Seller Disclosure Schedules or remove any Permitted Settlement from Section 2.1.1(a) of the Seller Disclosure Schedules, in each case, without the prior written consent of Seller.

4.3.3                     Buyer’s receipt of information under this Section 4.3 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement (including Section 8.1) and shall not be deemed to amend or supplement the Seller Disclosure Schedules.

4.4                               Obligation to Consummate the Transaction.  Each of the Parties agrees that, subject to this Section 4.4, it shall use commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to the extent permissible under applicable Law, to consummate and make effective the transactions contemplated by this Agreement and to ensure that the conditions set forth in Article 6 are satisfied, insofar as such matters are within the control of either of them.

4.5                               Financial Statements.

4.5.1                     Seller shall use commercially reasonable efforts to prepare and provide

Buyer with the BAR Financial Statements for the Product Business as promptly as practicable following the date hereof. Seller shall use commercially reasonable efforts to cause the BAR Financial Statements to be audited (as and to the extent required under Canadian Securities Laws) by Seller’s auditor. Seller shall use its commercially reasonable efforts to have their auditors enter into an engagement letter with respect to the BAR Financial Statements on customary terms with respect to the auditor’s consent to the incorporation by reference of their auditor’s report on the BAR Financial Statements and to the disclosure of their name in any document filed by Buyer under Canadian Securities Laws (to the extent such consent is required under Canadian Securities Laws). Buyer shall bear all reasonable documented out-of-pocket costs incurred by Seller in connection with the performance by Seller of its obligations under this Section 4.5.1.

4.6                               Non-Solicitation of Bids.

4.6.1                     From the date hereof until the date of the entry of the Bidding Procedures Order, Seller shall not, and shall cause its Affiliates and its and their respective Representatives not to, solicit bids for an Alternative Transaction or respond to any inquiries from any Person regarding a potential Alternative Transaction.

4.7                               Key Employee Retention Plan.

4.7.1                     If Seller seeks approval from the Bankruptcy Court of a key employee retention plan, Seller shall cause the employees of Seller and its Affiliates set forth in Section 4.9.1 of the Seller Disclosure Schedule to be included in such plan.

4.8                               Financing.

4.8.1                     Subject to the terms and conditions of this Agreement, Nuvo shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Debt Financing on the terms and subject to the conditions described in the Commitment Letter, including to (a) on a timely basis, negotiate and enter into definitive agreements with respect thereto on the terms and subject to the conditions contained in the Commitment Letter, (b) satisfy on a timely basis all conditions applicable to Nuvo in the Commitment Letter (and, if such conditions are for any reason not satisfied, to obtain the waiver of such conditions on a timely basis) (but in each case excluding any conditions where the failure to be so satisfied is a result of Seller’s breach of any of its other obligations under this Agreement or a breach by Deerfield), (c) maintain in full force and effect the Commitment Letter in accordance with the terms thereof, (d) upon the satisfaction of the conditions in the Commitment Letter, consummate the Debt Financing contemplated by the Commitment Letter at or prior to Closing, and (e) enforce its rights under the Commitment Letter. Buyer shall not amend or waive any term or condition of the Commitment Letter that would reasonably be expected to delay, interfere or otherwise impede the consummation of the Closing without the prior written consent of Seller.

4.9                               Co-operation with Financing.

4.9.1                     Upon the reasonable request of Buyer, Seller shall, and shall cause its

Affiliates and its and their respective Representatives to, provide commercially reasonable cooperation and assistance to Buyer in connection with the arrangement of the Debt Financing including, but not limited to, as so requested:

(a)                                 promptly furnishing Buyer with financial information, statistical information, diligence materials and any other pertinent information regarding Seller and the Product Business as may be reasonably required by Buyer or Deerfield;

(b)                                 cooperating with Buyer in connection with applications to obtain consents, approvals or authorizations which may be reasonably necessary in connection with the Debt Financing;

(c)                                  reasonably facilitating the provision of guarantee and pledging of collateral, including by executing and delivering definitive financing documents, including pledge and security documents, customary certificates and other documents (including original stock certificates and/or limited liability company membership or equity interests, with transfer powers executed in blank), to the extent reasonably requested by Buyer or reasonably required by Deerfield in connection with the Debt Financing (provided that (A) none of the documents or certificates shall be executed and/or delivered except in connection with the Closing, (B) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing and (C) no liability shall be imposed on Seller, any of its Affiliates or any of their respective officers or employees involved);

(d)                                 assisting with the review of and granting of security interests in collateral as may be reasonably required by Deerfield;

(e)                                  assisting with procuring customary payoff letters, lien releases and terminations (other than the Deerfield Release Letter) as may be reasonably required by Deerfield;

(f)                                   providing all documents and information regarding Seller and its Affiliates as reasonably required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act of 2001 and Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) at least three Business Days prior to the Closing;

(g)                                  assisting Buyer with Buyer’s efforts to establish bank and other accounts as reasonably necessary in connection with the Debt Financing, including, but not limited to, blocked account agreements, control agreements and lock box arrangements; and

(h)                                 taking reasonable corporate actions, including delivery of customary officer’s and secretary’s certificates, subject to and only effective upon the occurrence of the Closing, reasonably necessary to permit the consummation of the Debt Financing.

4.10                        Transitional Services.

4.10.1              Seller shall, during the period commencing on the date hereof and ending upon the earlier of (i) the date that is six months following the Closing and (ii) the date of the termination of the Restructuring Proceedings, use its commercially reasonable efforts to provide such services and assistance to Buyer as Buyer may reasonably request to facilitate the transition of the Product Business to Buyer, including, as requested, IT support, accounting services, clinical and regulatory file transfer, consulting services, intellectual property administration, and litigation support (the “Transitional Services”). The Parties acknowledge the transitional nature of the Transitional Services. Accordingly, as promptly as practicable following the execution of this Agreement, Buyer agrees to use commercially reasonable efforts to transition of each Transitional Service to its own internal organization or to obtain alternate third-party sources to provide the Transitional Services, and Seller agrees to use commercially reasonable efforts to assist Buyer in connection therewith.

4.10.2              Without limiting the generality of the foregoing, following Closing, Seller will use commercially reasonable efforts to make the individuals set forth in Section 4.10.2 of the Seller Disclosure Schedules available to provide Transitional Services to the extent requested by Buyer. Notwithstanding the foregoing, during the Transitional Services period set forth in Section 4.10.1, the Parties agree that neither Seller nor any of its Affiliates shall have any obligation to (a) hire replacements for employees that resign, retire or are fired “for cause” or hire additional employees or (b) subject to Section 4.7 enter into retention agreements with employees or otherwise provide any incentive beyond payment of regular salary and benefits.

4.10.3              Buyer shall reimburse Seller, on a “cost-pass-through” basis, for the cost of the Transitional Services provided by Seller following Closing as requested by Buyer.

4.10.4              Buyer may terminate any Transitional Service, in whole and not in part, upon thirty (30) days’ notice to Seller in writing of any such determination. Upon the termination of any Transitional Services, Seller shall have no further obligation to provide the applicable terminated Transitional Services and Buyer will have no obligation to pay any future compensation relating to such Transitional Services (other than costs required to be paid by Buyer pursuant to Section 4.10 in respect of Transitional Services already provided and received by Buyer prior to such termination).

4.10.5              Seller represents, warrants and agrees that the Transitional Services shall be provided in good faith, in accordance with Law and with the same standard of care as historically undertaken by or on behalf of Seller. Seller will use commercially reasonable efforts to assign sufficient resources and qualified personnel as are reasonably required to perform the Transitional Services in accordance with the standards set forth in the preceding sentence, but subject to the other terms and conditions of this Section 4.10.

4.11                        Deposit.

4.11.1              Buyer shall use commercially reasonable efforts to cause the Deposit to be deposited with the Escrow Agent to be held in escrow in accordance with the terms of the Deposit Escrow Agreement within five Business Days of the date hereof.

4.12                        TSX Conditional Approval.

4.12.1              Promptly following the date hereof, Buyer shall use commercially reasonable efforts to have the Toronto Stock Exchange conditionally approve, as soon as commercially practicable, the potential issuance of equity of Nuvo as contemplated by the Debt Financing on the terms set forth in the Commitment Letter, subject only to the satisfaction of the customary listing conditions of the Toronto Stock Exchange (which shall not include the requirement to obtain any approval of the shareholders of Nuvo prior to Closing). Buyer shall promptly notify Seller of the occurrence of any event or circumstance that it is aware of that would reasonably be expected to materially impede or delay Nuvo’s ability to obtain such conditional approval, provided that any such notification shall not otherwise relieve Buyer of its obligations under this Section 4.12.

4.13                        Ireland Employees.

4.13.1              Seller and Buyer hereby acknowledge and agree that the transfer of the Purchased Assets and the Product Business does not constitute a relevant transfer for the purposes of  the European Communities (Protection of Employees on Transfer of Undertakings) Regulations 2003  (as amended).

4.13.2              Following the date hereof and prior to the Closing Date, Buyer shall offer to employ all of the employees of Aralez Ireland listed on Schedule 4.13 (the “Ireland Employees”) upon such terms and conditions and with such benefits as Buyer may determine. Seller consents to (a) Buyer communicating with and negotiating the terms of an employment contract with one or more of the Ireland Employees, and (b) entering into a contract of employment with one or more of the Ireland Employees before the Closing, provided that any such contract of employment is conditional upon the Closing.

4.13.3              Provided Buyer has complied with its obligations under Section 4.13.2, Seller shall terminate the employment of each of the Ireland Employees as of the Closing. Seller shall be responsible for fulfilling all obligations to the Ireland Employees for the period prior to Closing, including pursuant to any key employee retention plan referred to in Section 4.7.1 or otherwise. Seller shall agree to release all Ireland Employees who accept offers of employment with Buyer from their contracts of employment with Seller with effect from Closing, on condition that a written request for such a release is received from the Ireland Employees’ concerned.

4.14                        Ireland Lease

4.14.1              Buyer shall arrange to inspect the Premises within five (5) Business Days of the date of this Agreement (or as soon thereafter as reasonably practicable) and Aralez Ireland shall facilitate such inspection and shall provide such information and documentation as is reasonably requested by Buyer to assess the compliance by Aralez Ireland with its obligations pursuant to the Ireland Lease, including the License for Works, including satisfactory evidence of material compliance with the provisions of the License for Works.  To the extent not completed as of the Execution Date, Aralez Ireland shall use commercially reasonable efforts to arrange to complete the Works required prior to Closing, and shall keep Buyer promptly informed in relation to the progress of and the completion of the required Works, including the provision of the required documentation to the Landlord. On completion of the Works, Buyer shall arrange to inspect the Premises and Aralez Ireland shall facilitate such inspection and shall provide such information and documentation as is reasonably requested by Buyer to assess the compliance by Aralez Ireland with its obligations to complete the Works. Buyer shall arrange to further inspect the Premises not more than five (5) Business Days prior to the Closing Date, and Aralez Ireland shall facilitate such inspection and shall provide such information and documentation as is reasonably requested by Buyer to determine (i) whether or not the Premises is otherwise in materially the same condition as on the date of the first inspection, and (ii) that the Works have been completed in accordance with the provisions of the License for Works .

4.14.2              Aralez Ireland shall promptly notify Buyer of any material adverse change in the condition of the premises demised by the Ireland Lease, or if Aralez Ireland receives a notice from an Irish Governmental Authority which would result in a material expenditure on the premises demised by the Ireland Lease.

4.14.3              Without limiting Seller’s obligations under Section 5.2.3, within five (5) Business Days of the date of this Agreement, Aralez Ireland shall apply to the Landlord for its consent to a full assignment of the Ireland Lease and shall consult with Buyer in relation to the information to be provided to the Landlord pursuant to Clause 3.16.1(1) of the Ireland Lease.  Buyer shall promptly provide such further information and documentation as required by the Landlord, to include any requirements of the Landlord pursuant to Clause 3.16.1(3) of the Ireland Lease.

4.14.4              Without limiting Section 4.3.2, (x) if Buyer discovers material damage to the Premises during its inspections under 4.14.1, Buyer may provide notice to Seller prior to Closing that it is electing to not acquire the Ireland Lease (and the assets described in Section 2.1.1(g)), or (y) if the Landlord fails to consent to a full assignment of the Ireland Lease prior to the Closing, in each case of clauses (x) and (y), the Ireland Lease shall be deemed to be moved from Section 2.1.1(a) to Section 2.1.2 of the Seller Disclosure Schedules and Sections 2.1.1(g), 2.2.1(b) and 2.3.1(d) shall not apply. If there is no material damage to the Premises prior to Closing and provided that Aralez Ireland has not received a notice from an Irish Governmental Authority which would result in a material expenditure required to the premises demised by the Ireland Lease, and the Landlord consents to a full assignment of the Lease, Buyer must acquire, subject to clause 4.14.5, the Ireland Lease. For greater certainty, Buyer shall be under no obligation to acquire the Ireland Lease if the Closing does not occur.  In the event that the parties cannot agree as to whether material damage has been caused to the Premises, either party may at any time by notice in writing to the other require this question to be determined by an independent surveyor being a member of the Society of Chartered Surveyors in the Republic of Ireland. In default of agreement between the parties on the appointment of the said independent surveyor, the independent surveyor shall be appointed by the President of the Society of Chartered Surveyors in the Republic of Ireland on the written application of either party. The said independent surveyor shall act as an expert.

4.14.5              Without limiting Buyer’s and Seller’s obligations under Section 5.2.1, subject to the Landlord consent to the assignment:

(a)                                 on the Closing Date, Aralez Ireland shall (i) hand over the premises demised under the Ireland Lease in substantially the same condition as it was in on the date of the inspection carried out by the Purchaser pursuant to Section 4.14.1 (save for any remaining Works completed), and (ii) execute a deed of assignment of the Ireland Lease in favor of Buyer (“Deed of Assignment”), the Landlord’s consent to the assignment to Buyer (if delivered by the Landlord), and such other documents (including evidence of a valid Irish tax number, Irish Family Law Declaration, and Notice of Assignment to the rating authority) as may be reasonably required by the Landlord and Buyer with regard to the assignment of the Ireland Lease;

(b)                                 Buyer shall be liable in full for any stamp duty payable on the Deed of Assignment and shall present the Deed of Assignment for stamping with the Revenue Commissioners and shall furnish the counterpart stamp to Aralez Ireland within seven (7) Business Days of the Assignment; and

(c)                                  it is agreed that the chattels, fittings, fixtures, equipment, computers, devices, furniture and other items described in Section 2.1.1(g), the title to which shall each transfer by delivery, shall have a nil value.

ARTICLE 5
ADDITIONAL COVENANTS

5.1                               Cooperation in Litigation and Investigations.  Except as set forth in the Canadian Purchase Agreement or any Ancillary Agreement, from and after the Closing Date, Buyer and Seller shall reasonably cooperate with each other in the defense or prosecution of any Litigation, examination or audit instituted prior to the Closing or that may be instituted thereafter against or by either Party relating to or arising out of the conduct of the Product Business (other than (i) in connection with a Product’s Abbreviated New Drug Application (as defined in the Act) or (ii) Litigation between Buyer and Seller or their respective Affiliates arising out of the transactions contemplated hereby or by the Ancillary Agreements, with respect to which applicable rules of discovery shall apply).  In connection therewith, and except as set forth in any Ancillary Agreement, from and after the Closing Date, each of Seller and Buyer shall make available to the other during normal business hours and upon reasonable prior written notice, but without unreasonably disrupting its business, all records to the extent relating to the Purchased Assets, the Excluded Assets, the Assumed Liabilities or the Excluded Liabilities held by it and reasonably necessary to permit the defense or investigation of any such Litigation, examination or audit (other than Litigation between Buyer and Seller or their respective Affiliates arising out of the transactions contemplated hereby or by the Ancillary Agreements, with respect to which applicable rules of discovery shall apply), and shall, and shall cause its Affiliates to, preserve and retain all such records for the length of time contemplated by its standard record retention policies and schedules; provided, that neither Party shall be required to make available such documents if such Party reasonably determines that such disclosure could (a) violate applicable Law or any binding agreement entered into prior to the Closing Date (including any confidentiality agreement to which Seller or any of its Affiliates is a party), (b) jeopardize any attorney/client privilege or other established legal privilege or (c) disclose any trade secrets (provided, that, with respect to clauses (a)—(c), such Party shall use commercially reasonable efforts to obtain any required consents or waivers and take such other reasonable action (such as the entry into a joint defense agreement or other arrangement to avoid loss of attorney-client privilege) to permit such access).  The Party requesting cooperation shall pay the reasonable out-of-pocket costs and expenses (including legal fees and disbursements) incurred by the Party providing such cooperation and by its Representatives.

5.2                               Further Assurances.

5.2.1                     Each of Seller and Buyer shall, at any time or from time to time after the Closing, at the request and expense of the other, execute and deliver to the other all such instruments and documents or further assurances as the other may reasonably request, in each case that are consistent with the terms of this Agreement, in order to (a) vest in Buyer all of Seller’s right, title and interest in and to the Purchased Assets (including the Purchased Intellectual Property) as contemplated hereby, (b) effectuate Buyer’s assumption of the Assumed Liabilities and (c) grant to each Party all rights contemplated to be granted to such Party under this Agreement and the Ancillary Agreements; provided, however, that after the Closing, apart from such foregoing customary further assurances, neither Seller nor Buyer shall have any other obligations except as specifically set forth and described herein, in the Canadian Purchase Agreement, or in the Ancillary Agreements.

5.2.2                     If any approval, consent or waiver required for Seller to assign to Buyer, and for Buyer to assume, the Purchased Contracts and other Purchased Assets shall not have been obtained prior to the Closing, Seller shall use commercially reasonable efforts to assume and assign the Purchased Contracts and other Purchased Assets to Buyer, including using commercially reasonable efforts to facilitate any negotiations with the counterparties to such Purchased Contracts and to obtain an order (which shall be the Approval Order) containing a finding that the proposed assignment to and assumption of the Purchased Contracts by Buyer satisfy all applicable requirements of section 365 of the Bankruptcy Code. At the Closing (i) Seller shall, pursuant to the Approval Order, assign to Buyer each of the Purchased Contracts that is capable of being assigned and (ii) Buyer shall pay all Cure Costs (if any) set forth in the certificate to be delivered pursuant to Section 2.3.2 and Seller shall pay any other Cure Costs, in each case in connection with such assignment and assume and discharge when due the Assumed Liabilities (if any) under the Purchased Contracts. Except as to Purchased Contracts assigned pursuant to section 365 of the Bankruptcy Code or the Approval Order, anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any Purchased Asset or any right thereunder if an attempted assignment, without the consent of a Third Party, would constitute a breach or in any way adversely affect the rights of Buyer or Seller thereunder, and Seller, at Buyer’s expense, shall use its commercially reasonable efforts to obtain any such required consent(s) as promptly as possible.  If such consent is not obtained or such assignment is not attainable pursuant to section 365 of the Bankruptcy Code or the Approval Order, or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, then Seller, to the maximum extent permitted by applicable Law, shall act after the Closing, at Buyer’s request, as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by applicable Law, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

Seller may not agree to pay any amount to obtain any consent of a third party without Buyer’s prior approval.  Notwithstanding any provision in this Section 5.2.2 to the contrary, Buyer shall not be deemed to have waived any rights it may have in the event of a breach of Seller of Section 3.1.3 unless and until Buyer either provides written notice thereof or elects to proceed to consummate the transactions contemplated by this Agreement at Closing.  All obligations of Seller under this Section 5.2.2 shall expire on the date that is three months after the Closing Date.

5.2.3                     Seller will use its commercially reasonable efforts to obtain, or cause to be obtained, prior to Closing, any approval, consent or waiver required for Seller to assign to Buyer, and for Buyer to assume, the Purchased Contracts and other Purchased Assets required as a result of the consummation of the transaction contemplated by this Agreement and the Ancillary Agreements or necessary to vest in Buyer all of Sellers rights, title and interest in and to the Purchased Assets, except to the extent such consents are not necessary as a result of the entry of the Approval Order. Despite the previous sentence, Seller is not under any obligation to pay any money to a Third Party (unless Buyer agrees in writing to reimburse Seller for such payment), incur any material obligations, commence any Litigation or offer or grant any material accommodation (financial or otherwise) to any Third Party in order to obtain such approval, consent or waiver or take any action whatsoever that is not permitted by the Chapter 11 Cases. Buyer will co-operate in obtaining such consents, approvals and waivers, including by providing information of Buyer as is reasonably requested by a Third Party.

5.3                               Publicity.  No press release, public statement or announcement or other public disclosure (a “Public Statement”) with respect to this Agreement or the transactions contemplated in this Agreement may be made except (a) with the prior written consent and joint approval of Buyer and Seller, not to be unreasonably withheld, or (b) if required by applicable Law, the Chapter 11 Cases, a Governmental Authority, or stock exchange requirements (based upon the reasonable advice of counsel).  Where the Public Statement is required by applicable Law, the Chapter 11 Cases, a Governmental Authority, or stock exchange requirement, the Party required to make the Public Statement will use its commercially reasonable efforts to consult with the other Party, and consider in good faith any revisions proposed by the other Party, prior to making such disclosure, and shall limit such disclosure to only that information that is legally required to be disclosed.

5.4                               Product Liability Claims.  As soon as it becomes aware, each Party shall give the other Party prompt written notice of any defect or alleged defect in a Product, any injury alleged to have occurred as a result of the use or application of a Product, and any circumstances that may give rise to Litigation or Liability relating to a Product, recall or market withdrawal of a Product or regulatory action that reasonably would be expected to adversely affect the Exploitation or Manufacture of a Product or result in any Liability for either Party, specifying, to the extent the Party has such information, the time, place and circumstances thereof and the names and addresses of the Persons involved.  Each Party also shall furnish promptly to the other Party copies of all documents received in respect of any Litigation arising out of such alleged defect, injury or regulatory action; provided, that neither Party shall be required to furnish such documents if such disclosure could, in such Party’s reasonable discretion, (a) violate applicable Law or any binding agreement entered into prior to the Closing Date (including any confidentiality agreement to which such Party is a party), provided, that such Party uses commercially reasonable efforts to obtain waivers thereof; (b) jeopardize any attorney/client privilege or other established legal privilege; or (c) disclose any trade secrets.

5.5                               Certain Tax Matters.

5.5.1                     Withholding Taxes.

(a)                                 The amounts payable by one Party (the “Payer”) to another Party (the “Payee”) pursuant to this Agreement (“Payments”) shall not be reduced on account of any Taxes unless required by applicable Law.  The Payee alone shall be responsible for paying any and all Taxes (other than withholding Taxes required to be paid by the Payer) levied on account of, or measured in whole or in part by reference to, any Payments it receives.  The Payer shall deduct or withhold from the Payments any Taxes that it is required by applicable Law to deduct or withhold, and all such amounts deducted and withheld shall be treated for all purposes of this Agreement as having been paid to Payee.  Notwithstanding the foregoing, if the Payee is entitled under any applicable Tax treaty to a reduction of rate of, or the elimination of, or recovery of, applicable withholding Tax, it shall timely deliver to the Payer or the appropriate Governmental Authority (with the assistance of the Payer to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding or to relieve the Payer of its obligation to withhold Tax, and the Payer shall apply the reduced rate of withholding, or dispense with the withholding, as the case may be, to the extent it complies with the applicable Tax treaty.  If, in accordance with the foregoing, the Payer withholds any amount, it shall make timely payment to the proper Taxing Authority of the withheld amount, and send to the Payee proof of such payment as soon as reasonably practicable.

(b)                                 Seller shall deliver to Buyer a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under Treasury Regulations issued pursuant to section 1445 of the Code stating that Seller is not a “foreign person” as defined in section 1445 of the Code

5.5.2                     Transfer Taxes and Apportioned Obligations.

(a)                                 All amounts payable hereunder or under any Ancillary Agreement are exclusive of all recordation, transfer, documentary, stamp, conveyance or other similar Taxes (excluding any Indirect Taxes) imposed or levied by reason of, in connection with or attributable to this Agreement and the Ancillary Agreements or the transactions contemplated hereby and thereby (collectively, “Transfer Taxes”).  Buyer shall be responsible for the payment of all Transfer Taxes, and shall pay all amounts due and owing in respect of any Transfer Taxes, these amounts in addition to the sums otherwise payable, at the rate in force at the due time for payment or such other time as is stipulated under applicable Law.

(b)                                 All personal property and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Seller and Buyer based on the number of days of such taxable period ending on the Closing Date (such portion of such taxable period, the “Pre-Closing Tax Period”) and the number of days of such taxable period beginning on the day after the Closing Date (such portion of such taxable period, the “Post-Closing Tax Period”).  Seller shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such Apportioned Obligations that is attributable to the Post-Closing Tax Period.

(c)                                  Apportioned Obligations and Transfer Taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable Law.  The paying Party shall be entitled to reimbursement from the non-paying Party in accordance with Section 5.5.2(a) or Section 5.5.2(b), as the case may be.  Upon payment of any such Apportioned Obligation or Transfer Tax, the paying Party shall present a statement to the non-paying Party setting forth the amount of reimbursement to which the paying Party is entitled under Section 5.5.2(a) or Section 5.5.2(b), as the case may be, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed.  The non-paying Party shall make such reimbursement promptly but in no event later than 10 days after the presentation of such statement.

5.5.3                     Indirect Taxes.  The Parties intend and shall use their reasonable best efforts to ensure the transfer of the Purchased Assets shall occur without any obligation of Seller to account for Transfer Taxes or Indirect Taxes.  However, if notwithstanding that intention, it is determined that the transfer of the Purchased Assets does give rise to an obligation on Seller to account for Transfer Taxes or Indirect Taxes, notwithstanding anything to the contrary contained in this Section 5.5 or elsewhere in this Agreement, the following provision shall apply.  All Payments are stated exclusive of Indirect Taxes.  If any Indirect Taxes are chargeable in respect of any Payments, for which Seller is accountable, Buyer shall pay such Indirect Taxes at the applicable rate in respect of any such Payments following the receipt, where applicable, of an Indirect Taxes invoice issued in the appropriate form by Seller in respect of those Payments, such Indirect Taxes to be payable no later than five Business Days prior to the date on which Indirect Taxes are required to be accounted for by Seller.  The Parties shall issue invoices for all goods and services supplied under this Agreement consistent with Indirect Tax requirements, and to the extent any invoice is not initially issued in an appropriate form, Buyer shall promptly inform Seller and shall cooperate with Seller to provide such information or assistance as may be necessary to enable the issuance of such invoice consistent with Indirect Tax requirements. For the avoidance of doubt, all Indirect Taxes shall be borne by Buyer.

5.5.4                     Cooperation and Exchange of Information.  Each of Seller and Buyer shall (a) provide the other with such assistance as may reasonably be requested by the other (subject to reimbursement of reasonable out-of-pocket expenses) in connection with the preparation of any Tax Return, audit or other examination by any Taxing Authority or judicial or administrative proceeding relating to Liability for Taxes in connection with the Product Business or the Purchased Assets, (b) retain and provide the other with any records or other information that may be relevant to such Tax Return, audit or examination, proceeding or determination and (c) inform the other of any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period.

5.5.5                     Survival of Covenants.  The covenants contained in this Section 5.5 shall survive until 30 days after the expiration of the applicable statute of limitations (including extensions thereof).

5.6                               Accounts Receivable and Payable.

5.6.1                     Accounts Receivable.  The Parties acknowledge and agree that all Accounts Receivable shall remain the property of Seller or its Affiliates and shall be collected by Seller or its Affiliates subsequent to the Closing.  In the event that, subsequent to the Closing, Buyer or an Affiliate of Buyer receives any payments from any obligor with respect to an Account Receivable outstanding on the Closing Date, then Buyer shall, or shall cause such Affiliate to, within 30 days after receipt of such payment, remit the full amount of such payment to Seller.  In the case of the receipt by Buyer of any payment from any obligor of both Seller and Buyer then, unless otherwise specified by such obligor, such payment shall be applied first to amounts owed to Buyer with the excess, if any, remitted to Seller.  In the event that, subsequent to the Closing, Seller or any of its Affiliates receives any payments from any obligor with respect to an account receivable of Buyer for any period after the Closing Date, then Seller shall, or shall cause such Affiliate to, within 30 days after receipt of such payment, remit the full amount of such payment to Buyer.  In the case of the receipt by Seller of any payment from any obligor of both Seller and Buyer then, unless otherwise specified by such obligor, such payment shall be applied first to amounts owed to Seller with the excess, if any, remitted to Buyer.

5.6.2                     Accounts Payable.  In the event that, subsequent to the Closing, Buyer or an Affiliate of Buyer receives any invoices from any Third Party with respect to any account payable of the Product Business outstanding prior to the Closing, then Buyer shall, or shall cause such Affiliate to, within 30 days after receipt of such invoice, provide such invoice to Seller.  In the event that, subsequent to the Closing, Seller or any of its Affiliates receives any invoices from any Third Party with respect to any account payable of Buyer or any of its Affiliates for any period after the Closing, then Seller shall, or shall cause such Affiliate to, within 30 days after receipt of such invoice, provide such invoice to Buyer.

5.7                               Wrong Pockets.

5.7.1                     Assets.  Without limiting Section 5.2, if either Buyer or Seller becomes aware that any of the Purchased Assets has not been transferred to Buyer or that any of the Excluded Assets has been transferred to Buyer, it shall promptly notify the other and the Parties shall, as soon as reasonably practicable, ensure that such property is transferred, at the expense of Seller and with any necessary prior Third Party consent or approval, to (a) Buyer, in the case of any Purchased Asset that was not transferred to Buyer at the Closing; or (b) Seller, in the case of any Excluded Asset that was transferred to Buyer at the Closing.

5.7.2                     Payments.  If, on or after the Closing Date, either Party shall receive any payments or other funds due to the other pursuant to the terms of this Agreement or any Ancillary Agreement, then the Party receiving such funds shall, within 30 days after receipt of such funds, forward such funds to the proper Party.  The Parties acknowledge and agree there is no right of offset regarding such payments and a Party may not withhold funds received from

Third Parties for the account of the other Party in the event there is a dispute regarding any other issue under this Agreement or any of the Ancillary Agreements.

5.8                               Purchased Intellectual Property.  Promptly following the Closing, Seller shall take such further actions and execute such further documents as may be necessary or reasonably requested by Buyer to effectuate, evidence and perfect the assignment and transfer of the Purchased Intellectual Property to Buyer, including making such filings with any Governmental Authorities as may be required to transfer the Purchased Intellectual Property to Buyer or to further the prosecution, issuance or maintenance of the Purchased Intellectual Property, and executing and delivering to Buyer such documents as may be necessary or reasonably requested by Buyer to bring or defend any Litigation in relation to the Purchased Intellectual Property.

5.9                               Bankruptcy Court Filings and Approval.

5.9.1                     The U.S. Debtors shall use their commercially reasonable efforts to obtain the Bidding Procedures Order and the Approval Order and such other relief from the Bankruptcy Court as may be necessary or appropriate in connection with this Agreement and the consummation of the transactions contemplated by this Agreement. On or prior to September 19, 2018, the U.S. Debtors shall file with the Bankruptcy Court a motion in form and substance reasonably satisfactory to Buyer (the “Approval Motion”) for:

(a)                                 entry of an order substantially in the form of Exhibit F and in all cases in form and substance acceptable to Buyer (as amended, modified, or supplemented (to the extent that such amendments, modifications or supplements would reasonably be expected to delay, interfere or otherwise impede the consummation of the Closing, with the consent of Buyer, not to be unreasonably withheld), the “Bidding Procedures Order,” and together with the Approval Order, the “Bankruptcy Court Orders”), among other things, (A) establishing bidding procedures substantially in the form of Exhibit G and in all cases in form and substance acceptable to Buyer governing the sale of the Purchased Assets (the “Bid Procedures”), (B) approving payment of the Termination Fee and the Expense Reimbursement, to the extent payable by the terms of this Agreement or the Bidding Procedures Order, and (C) providing that the Termination Fee and the Expense Reimbursement shall constitute superpriority administrative expenses of the U.S. Debtors, with priority over any and all administrative expenses of the kind specified in Sections 503(b)(1) and 507(a) of the Bankruptcy Code and if triggered, shall be payable from the proceeds of any Alternative Transaction for the Purchased Assets, at the closing of such Alternative Transaction, free and clear of all liens (including those arising under the DIP Financing Order). The U.S. Debtors shall use commercially reasonable efforts to seek entry of the Bidding Procedures Order by 30 days after the date of this Agreement; provided, that the failure to have the Bidding Procedures Order entered by 30 days after the Petition Date shall not be a termination event under this Agreement; and

(b)                                 entry of an order substantially in the form of Exhibit H, and in all cases in form and substance satisfactory to Buyer, authorizing and approving, inter alia, the sale of the Purchased Assets of the U.S. Debtors to Buyer on the terms and conditions set forth herein, free and clear of all Encumbrances (to the extent set forth therein), and the assumption and assignment of the Purchased Contracts to Buyer (as amended, modified, or supplemented (to the extent that such amendments, modifications or supplements would reasonably be expected to delay, interfere or otherwise impede the consummation of the Closing, with the consent of Buyer, not to be unreasonably withheld), the “Approval Order”).

5.9.2                     If an Auction is conducted, and Buyer is not the prevailing party at the conclusion of such Auction (such prevailing party, the “Successful Bidder”) but is the next highest bidder, as determined by Seller, at the Auction, Buyer shall be required to serve as a back-up bidder (the “Back-up Bidder”) and keep Buyer’s bid to consummate the transactions contemplated by this Agreement on the terms and conditions set forth in this Agreement (as the same may be revised in the Auction with the consent of Buyer) open and irrevocable in accordance with the Bidding Procedures Order until the Outside Date.

5.9.3                     Seller shall use commercially reasonable efforts to cause the bidding procedures approved by the Bidding Procedures Order to provide that any condition to closing set forth in any qualified bid with respect to an Alternative Transaction cannot be more onerous (in any material respect) to Seller than any similar conditions set forth in this Agreement it being acknowledged and agreed that such qualified bid for an Alternative Transaction may have (i) additional conditions to closing that are required by law or as a result of the structure of the qualified bid for the Alternative Transaction, (ii) less conditions to closing, or (iii) conditions to closing that are more favorable to Seller.

5.9.4                     Seller shall give appropriate notice, and provide appropriate opportunity for hearing, to all Persons entitled thereto, of all motions (including the Approval Motion), orders, hearings, and other proceedings relating to this Agreement or any Ancillary Agreement and the transactions contemplated hereby and thereby and such additional notice as ordered by the Bankruptcy Court or as Buyer may reasonably request.

5.9.5                     Seller shall use its commercially reasonable efforts, and shall cooperate, assist and consult with Buyer, to secure the entry of the Bidding Procedures Order and the Approval Order.

5.9.6                     If the Bidding Procedures Order, Approval Order or any other orders of the Bankruptcy Court relating to this Agreement or the transactions contemplated hereby shall be appealed by any Person (or if any petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to the Approval Order, Bidding Procedures Order or other such order), and this Agreement has not otherwise been terminated pursuant to Section 8.1, Seller shall immediately notify Buyer of such appeal, petition, or motion and shall use commercially reasonable efforts to defend such appeal, petition, or motion and shall use their reasonable best efforts to obtain an expedited resolution of any such appeal, petition, or motion.

5.10                        DIP Financing Orders.

5.10.1              On or prior to August 10, 2018, the U.S. Debtors will file a motion seeking entry of an interim and final order, which, in the case of the interim order, shall be in the form of Exhibit I and in the case of the final order shall be substantially in the form of Exhibit I, subject to customary modifications for a final order (such orders, collectively, the “DIP

Financing Order”), authorizing the U.S. Debtors to enter into and perform their obligations under the DIP Agreement and to use cash collateral.

5.11                        Service of Approval Motion.  Seller will serve a copy of the Approval Motion and the accompanying attachments in accordance with the Bankruptcy Code, the Bankruptcy Rules, and upon all persons otherwise entitled to notice of the Approval Motion under applicable law..

5.12                        Copies of Pleadings.

5.12.2              No less than two (2) Business Days prior to service thereof, Seller shall, to the extent reasonably practicable, provide Buyer with drafts of all documents, motions, orders, filings or pleadings that Seller proposes to file with the Bankruptcy Courts that relate to the approval of this Agreement and the consummation of the transactions contemplated hereby.  Seller shall also promptly (and, in any event, within two Business Days) provide Buyer with copies of all pleadings received by or served by or upon Seller in connection with the Chapter 11 Cases that relate to or, in Seller’s judgment, are reasonably expected to affect the transactions provided for in this Agreement and which have not, to the actual knowledge of Seller, otherwise been served on Buyer.

5.13                        Patent Enforcement Costs

5.13.1              From and after Closing, Pozen shall pay to Buyer 50% of all reasonable out-of-pocket costs incurred by Buyer or its Affiliates following Closing in enforcing (including through litigation) the validity of the Yosprala Patents throughout the world (but excluding (a) to the extent any enforcement actions or litigations relate to claims of the Yosprala Patents that are only infringed by the Vimovo Product, and (b) any such costs for which Buyer receives reimbursement from a third party, including Genus), including all fees, costs and expenses of any third party (including legal counsel, consultants and agents) engaged by Buyer or its Affiliates in connection therewith, promptly following written notice from Buyer (accompanied by reasonable supporting documentation) setting forth such costs.

5.13.2              Buyer shall be entitled to recover amounts owing by Pozen pursuant to Section 5.13.1 by setting off such amounts owing against any amounts owing by Buyer or its Affiliates to Pozen or its Affiliates, including any amounts owing by Buyer to Pozen pursuant to Section 2.3.1(c).  Section 5.13.2 shall be the exclusive recourse of Buyer with regards to Section 5.13.1.

ARTICLE 6
CONDITIONS PRECEDENT

6.1                               Conditions to Obligations of Buyer and Seller.  The obligations of Buyer and Seller to complete the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions:

6.1.1                     No Illegality or Action. There shall not be in effect any applicable Law that enjoins or prohibits any of the transactions contemplated by this Agreement. No action shall have been commenced or threatened in writing against Buyer or Seller which seeks to restrain or prohibit any transaction contemplated hereby or the ability of Buyer to conduct the Product Business after the Closing in substantially the same manner as conducted by Seller before the Closing.

6.1.2                     U.S. Bankruptcy Orders.  The U.S. Bankruptcy Court shall have entered each of the Bankruptcy Court Orders, and each of the Bankruptcy Court Orders shall be in full force and effect and shall be Final Orders.

6.2                               Conditions to Obligations of Buyer.  The obligation of Buyer to complete the transactions contemplated by this Agreement is subject to the satisfaction, or waiver by Buyer, at or prior to the Closing of the following additional conditions:

6.2.1                     Truth of Representations and Warranties. The representations and warranties of Seller contained Section 3.1.1 [Organization; Good Standing; Qualification], Section 3.1.2 [Authority and Enforceability], Section 3.1.4 [No Broker], and Section 3.1.7(a) [Purchased Assets] must be true and correct (disregarding any “materiality”, “Material Adverse Effect” or similar qualifications contained therein) in all material respects on the date hereof and as of the Closing with the same force and effect as if such representations and warranties were made on and as of such date (provided that if a representation and warranty speaks only as of a specific date it only needs to be true and correct as of that date) and all other representations and warranties of Seller contained in this Agreement must be true and correct (disregarding any “materiality”, “Material Adverse Effect” or similar qualifications contained therein) on the date hereof and as of the Closing with the same force and effect as if such representations and warranties were made on and as of such date (provided that if a representation and warranty speaks only as of a specific date it only needs to be true and correct as of that date), except where the failure of such representations and warranties to be so true and correct would not have, or be reasonably expected to have or lead to, a Material Adverse Effect.  Seller shall also have executed and delivered a certificate confirming the foregoing signed by a senior officer.

6.2.2                     Performance of Covenants. Seller must have fulfilled or complied, in all material respects, with all covenants contained in this Agreement required to be fulfilled or complied with by it at or prior to the Closing.  Seller shall also have executed and delivered a certificate confirming the foregoing signed by a senior officer.

6.2.3                     Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect, or any event result, effect, occurrence, fact, circumstance, development, condition or change that would reasonably be expected to result in a Material Adverse Effect.

6.2.4                     Closing Deliveries. Buyer must have received the following:

(a)                                 a true and complete copy of the Approval Order;

(b)                                 the certificates referred to in Section 6.2.1 and Section 6.2.2;

(c)                                  a receipt acknowledging receipt of the Closing Payment, in satisfaction of Buyer’s obligations pursuant to Section 2.3, validly executed by a duly authorized representative of Seller;

(d)                                 each of the Ancillary Agreements to which Seller or any of its Affiliates is a party, validly executed by a duly authorized representative of Seller or its applicable Affiliate; and

(e)                                  the tangible Purchased Assets; provided that (i) delivery shall, unless the Parties otherwise mutually agree, be to the locations and on the timeframes set forth in Section 6.2.4(e) of the Seller Disclosure Schedules, and (ii) Seller may retain copies of the Purchased Product Records included within the Purchased Assets and the Purchased Contracts (and, for the avoidance of doubt, prior to delivering or making available any files, documents, instruments, papers, books and records containing Purchased Product Records to Buyer, Seller shall be entitled to redact from such files, documents, instruments, papers, books and records any information to the extent that it does not relate to the Product Business);

(f)                                   a duly executed copy of the Deerfield Release Letter by Deerfield;

(g)                                  evidence that the Amended and Restated Intangible Property License Agreement, dated as of May 31, 2015, by and between Pozen and Aralez Ireland, as amended on July 10, 2018, has been terminated;

(h)                                 evidence that the Purchased Assets are free and clear of all Encumbrances other than Permitted Encumbrances as set out in the Approval Order; and

(i)                                     any instruments Buyer reasonably requests, in a form reasonably acceptable to Buyer, to effect the transfer of any of the Purchased Assets from any Affiliate of Seller to Buyer in accordance with the terms of this Agreement.

6.2.5                     Canadian Purchase Agreement. The conditions set forth in Section 7.1 of the Canadian Purchase Agreement (other than those conditions that by their terms are to be satisfied at the Closing) shall have been satisfied or waived by Buyer (as defined in the Canadian Purchase Agreement) at or prior to the Closing.

6.2.6                     Toronto Stock Exchange Conditional Approval. The Toronto Stock Exchange shall have conditionally approved the Debt Financing on the terms set forth in the Commitment Letter, subject only to the satisfaction of the customary listing conditions of the Toronto Stock Exchange (which shall not include the requirement to obtain any approval of the shareholders of Buyer prior to Closing).

6.2.7                     Genus Amendment. The Bankruptcy Court shall have approved the Genus Amendment in the Bidding Procedures Order, and each of the parties thereto shall have performed their obligations thereunder.

6.2.8                     Abbreviated New Drug Application. Abbreviated New Drug Application No. 204206 shall not have received approval or tentative approval by FDA prior to the condition set forth in Section 6.2.7 being satisfied.

6.3                               Conditions to Obligations of Seller.  The obligation of Seller to complete the transactions contemplated by this Agreement is subject to the satisfaction, or waiver by Seller, at or prior to the Closing of the following additional conditions:

6.3.1                     Truth of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement must be true and correct in all respects (disregarding any “materiality” or similar qualifications contained therein) on the date hereof and as of the Closing with the same force and effect as if such representations and warranties were made on and as of such date (provided that if a representation and warranty speaks only as of a specific date it only needs to be true and correct as of that date), except where the failure of such representations and warranties to be so true and correct would not, or be reasonably expected, to, materially adversely affect the ability of Buyer to consummate the transactions contemplated hereby. Buyer shall also have executed and delivered a certificate confirming the foregoing, signed by a senior officer.

6.3.2                     Performance of Covenants. Buyer must have fulfilled or complied, in all material respects, with all covenants contained in this Agreement required to be fulfilled or complied with by it at or prior to the Closing.  Buyer shall also have executed and delivered a certificate confirming the foregoing, signed by a senior officer.

6.3.3                     Closing Deliveries.  Seller must have received the following:

(a)                                 a true and complete copy of the Approval Order;

(b)                                 the certificates referred to in Section 6.3.1 and Section 6.3.2;

(c)                                  each of the Ancillary Agreements to which Buyer or any of its Affiliates is a party, validly executed by a duly authorized representative of Buyer or its applicable Affiliate; and

(d)                                 the Closing Payment, plus the payment of any Cure Costs set forth in the certificate to be delivered pursuant to Section 2.3.2, in accordance with Section 2.3.1 (along with a U.S. Federal Reserve reference or similar number evidencing execution of such payment).

6.3.4                     Canadian Purchase Agreement. The conditions set forth in Section 7.2 of the Canadian Purchase Agreement (other than those conditions that by their terms are to be satisfied at the Closing) shall have been satisfied or waived by Vendor (as defined in the Canadian Purchase Agreement) at or prior to the Closing.

ARTICLE 7
NO SURVIVAL OF REPRESENTATIONS, WARRANTIES AND PRE-CLOSING COVENANTS

7.1                               No Survival.  The representations and warranties of the Parties and the covenants and agreements of the Parties that are to be performed prior to the Closing, whether contained in this Agreement or in any agreement or document delivered pursuant to this Agreement, shall not survive beyond the Closing and there shall be no liability following the Closing in respect thereof, whether such liability has accrued prior to or after the Closing, on the part of any Party or any of its officers, directors, equityholders, managers, agents or Affiliates; provided, however, that this Section 7.1 shall not limit (a) any covenant or agreement of the parties that by its terms contemplates performance after the Closing, and such covenants or agreements shall survive until fully performed, or (b) any recovery by any Person in the case of Fraud or willful breach.

7.2                               No Recourse.

7.2.1                     Except to the extent otherwise expressly provided in Section 9.9, Buyer’s sole and exclusive remedy (a) for a breach of any representation or warranty made by Seller herein or in any document delivered pursuant hereto or (b) for a breach of any covenant made by Seller herein or in any document delivered pursuant hereto and required to be performed by Seller on or prior to the Closing, shall, in either case, be limited to Buyer’s right to terminate this Agreement to the extent permitted pursuant to Section 8.1, in which case Seller shall have not any liability except to the extent expressly provided in Section 8.3 (whether in equity or at Law, in Contract, in tort or otherwise).

7.2.2                     Except to the extent otherwise expressly provided in Section 9.9, Seller’s sole and exclusive remedy (a) for a breach of any representation or warranty made by Buyer herein or in any document delivered pursuant hereto or (b) for a breach of any covenant made by Buyer herein or in any document delivered pursuant hereto and required to be performed by Buyer on or prior to the Closing, shall, in either case, be limited to Seller’s right to terminate this Agreement to the extent permitted pursuant to Section 8.1.2 and to receive the Deposit pursuant to Section 8.3.2, in which case Buyer shall have not any further liability of any kind (whether in equity or at Law, in Contract, in tort or otherwise).

ARTICLE 8
TERMINATION

8.1                               Termination.  This Agreement may, by notice in writing given prior to the Closing, be terminated:

8.1.1                     by mutual written agreement of Buyer and Seller;

8.1.2                     by Buyer or Seller if there has been a material breach of this Agreement by the other Party such that the conditions of Closing for the benefit of the non-breaching Party would not be satisfied (provided that the non-breaching Party is not also in breach of this Agreement so as to cause the conditions of closing for the benefit of the other Party to not be satisfied), and such breach has not been cured within fifteen (15) days following notice of such breach by the non-breaching Party; provided that, for greater certainty, a failure by Buyer to provide, or cause to be provided, Seller with sufficient funds to complete the transactions contemplated by this Agreement at the time which the Closing should have occurred shall not be subject to this Section 8.1.2 and shall only be subject to Section 8.1.9, provided that such failure is not the result of a material breach of this Agreement by Buyer.

8.1.3                     by Buyer or Seller (a) if an Alternative Transaction is entered into other than in connection with an Auction, (b) if there is an Auction, Buyer is not declared the

Successful Bidder at the Auction and Buyer is not required to serve as the Back-up Bidder pursuant to Section 5.9.2 or (c) if there is an Auction, Buyer is not declared the Successful Bidder at the Auction and Buyer is required to serve as the Back-up Bidder pursuant to Section 5.9.2; provided, that any termination pursuant to this clause (c) shall not be effective until the earlier of the occurrence of the Outside Date or the consummation of an Alternative Transaction;

8.1.4                     by Buyer, if (a) the Bankruptcy Court has not approved and entered the Bidding Procedures Order prior to 11:59 p.m. (prevailing Eastern Time) on the day that is 30 days following the date of this Agreement, (b) the Bankruptcy Court has not approved and entered the Approval Order prior to 11:59 p.m. (prevailing Eastern Time) on the day that is 45 days following the entry of the Bidding Procedures Order, or (c) following entry of the Approval Order or the Bidding Procedures Order, such Order is stayed, reversed, modified, vacated or amended in any respect without the prior written consent of Buyer, which consent may not be unreasonably withheld, and such stay, reversal, modification, vacation or amendment is not eliminated within 14 days;

8.1.5                     by Buyer, if (a) Seller seeks to have the Bankruptcy Court enter an order (or consent to or does not oppose entry of an order) (i) dismissing, or converting the Chapter 11 Cases into cases under chapter 7 of the Bankruptcy Code, or (ii) appointing a trustee, receiver or other Person responsible for operation or administration of Seller or its business or assets, or a responsible officer for any of Seller, or an examiner with enlarged power relating to the operation or administration of Seller or its business or assets (each, an “Appointee”); (b) an order of dismissal of the Chapter 11 Cases, conversion of the Chapter 11 Cases into cases under chapter 7 of the Bankruptcy Code, or appointment of an Appointee is entered for any reason, (c) Seller does not comply with the material terms of the Bid Procedures; (d) if Seller files any stand-alone plan of reorganization or liquidation (or announces support of any such plan filed by any other party) or consummates an Alternative Transaction;

8.1.6                     by Buyer or Seller if Closing has not occurred by the Outside Date, provided that such terminating Party is not in material breach of this Agreement at the time of such termination; provided, further, that (a) Buyer shall not have the right to terminate this Agreement pursuant to this 8.1.6 during the pendency of any Litigation brought prior to the Outside Date by Seller for specific performance of this Agreement (to the extent available pursuant to Section 9.9) and (b) Seller shall not have the right to terminate this Agreement pursuant to this Section 8.1.6 during the pendency of any Litigation brought before the Outside Date by Buyer for specific performance of this Agreement;

8.1.7                     by Buyer if the Canadian Purchase Agreement is terminated;

8.1.8                     by Seller if the Deposit is not received by the Escrow Agent, within five (5) Business Days from the date of this Agreement as a result of Buyer’s failure to comply with its obligations under Section 4.10.

8.1.9                     by Seller if, (i) all of the conditions set forth in Sections 6.1 and 6.2 are satisfied or waived by Buyer as of the Closing Date (other than those conditions that, by their nature, can only be satisfied as of the Closing Date, but which would be satisfied as of the

Closing Date); (ii) Seller has irrevocably notified Buyer in writing that (A) it is ready, willing and able to consummate the transactions contemplated by this Agreement, and (B) all conditions set forth in Section 6.3 have been and continue to be satisfied (other than those conditions that, by their nature, can only be satisfied as of the Closing Date, but which would be satisfied as of the Closing Date) or that it is willing to irrevocably waive any unsatisfied conditions set forth in Section 6.3; (iii) Seller has given Buyer written notice at least two (2) Business Days prior to such termination stating Seller’s intention to terminate this Agreement pursuant to this Section 8.1.9; and (iv) Buyer does not provide, or cause to be provided, Seller with sufficient funds to complete the transactions contemplated by this Agreement at the time which the Closing should have occurred by the expiration of the two (2) Business Day period contemplated by clause (iii) hereof.

8.2                               Procedure and Effect of Termination.

8.2.1                     Termination of this Agreement by either Buyer or Seller shall be by delivery of a Notice to the other Party. Such notice shall state the termination provision in this Agreement that such terminating Party is claiming provides a basis for termination of this Agreement. Termination of this Agreement pursuant to the provisions of Section 8.1 shall be effective upon and as of the date of delivery of such Notice as determined pursuant to Section 9.2.

8.2.2                     If a Party waives compliance with any of the conditions, obligations or covenants contained in this Agreement, the waiver will be without prejudice to any of its rights of termination in the event of non-fulfilment, non-observance or non-performance of any other condition, obligation or covenant in whole or in part.

8.2.3                     If this Agreement is terminated, the Parties are released from all of their obligations under this Agreement, except that each Party’s obligations under Sections 5.3, 7.2, 8.2.3, 8.3, 9.1, 9.2, 9.3, 9.5, 9.9, 9.10 and 9.11 will survive.

8.2.4                     As soon as practicable following a termination of this Agreement for any reason, but in no event more than 30 days after such termination, Buyer and Seller shall, to the extent practicable, withdraw all filings, applications and other submissions relating to the transactions contemplated by this Agreement filed or submitted by or on behalf of such Party, any Governmental Authority or other Person.

8.2.5                     Notwithstanding anything to the contrary in this Agreement, Buyer shall only be entitled to exercise its applicable termination rights pursuant to Section 8.1.4 as a result of the failure of the Bankruptcy Court to grant a priority charge with respect to the Termination Fee and Expense Reimbursement as required by Section 5.9.1(a), if Buyer has provided written notice of the exercise of such right of termination within five (5) Business Days of the issuance of the Bidding Procedures Order.

8.3                               Termination Fee; Expense Reimbursement.

8.3.1                     In the event that:

(a)                                 this Agreement is terminated by Buyer or Seller, as applicable, in accordance with (i) Section 8.1.3; (ii) Section 8.1.6 if (A) any of Seller’s actions or failures to fulfill any obligation under this Agreement has contributed to the failure of the Closing to occur on or before the Outside Date, and such actions or failures to perform constituted a breach of this Agreement in any material respect, or (B) any of the conditions in Section 6.2.7 has not been satisfied as of the time of such termination, if on the date of termination all of the other conditions set forth in Article 6 have been satisfied or have been waived (other than those conditions that, by their nature, can only be satisfied as of the Closing Date, but which would be satisfied as of the Closing Date); (iii) Section 8.1.2 (due to a breach by Seller), Section 8.1.4(b), Section 8.1.4(c), or Section 8.1.5; (iv) Section 8.1.7 if a termination fee and expense reimbursement are payable by Seller or its Affiliates under the Canadian Purchase Agreement as a result of the termination thereof, or (v) other termination of this Agreement at a time when this Agreement was terminable under any of the circumstances set forth under subsections (i), (ii), (iii) or (iv) of this Section 8.3.1(a), then in any of such cases, Seller shall pay Buyer by wire transfer of immediately available funds, to the account specified by Buyer to Seller in writing, the Termination Fee and Expense Reimbursement, and Seller and Buyer agree that neither the Expense Reimbursement nor the Termination Fee is a penalty, but rather is liquidated damages in a reasonable amount that will compensate Buyer for the time and effort associated with initial due diligence and negotiation of this Agreement and the opportunities forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated herein.  If this Agreement is terminated pursuant to clause (i) above, the Termination Fee and Expense Reimbursement shall be paid by the earlier of 21 days after such termination and the date the Alternative Transaction is consummated.  If this Agreement is terminated pursuant to clause (ii), (iii), (iv) or (v) above, the Termination Fee and Expense Reimbursement shall be paid within three Business Days of the date of such termination; or

(b)                                 this Agreement is otherwise terminated by Buyer in accordance with Section 8.1.4(a) or Section 8.1.6, (other than as a result of the failure of Buyer to satisfy or waive the condition set out in Section 6.2.6) or Section 8.1.7 (if expense reimbursement is payable under the Canadian Purchase Agreement as a result of the termination thereof) then Seller shall promptly (and in any event within three (3) Business Days of such event) pay Buyer by wire transfer of immediately available funds to an account specified by Buyer to Seller in writing, and Buyer shall be deemed to have earned, the Expense Reimbursement, which shall be paid within three (3) Business Days of the date of such termination.

(c)                                  The obligations of Seller to pay the Termination Fee and Expense Reimbursement as provided herein shall be (i) entitled to superpriority administrative expense status with priority over any and all administrative expenses of the kind specified in Sections 503(b)(1) and 507(a) of the Bankruptcy Code in Seller’s Chapter 11 Case and (ii) if triggered, shall be payable from the proceeds of any Alternative Transaction for the Purchased Assets, at

the closing of such Alternative Transaction, free and clear of all liens (including those arising under the DIP Financing Order).

(d)                                 Seller agrees and acknowledges that Buyer’s due diligence, efforts, negotiation, and execution of this Agreement have involved substantial investment of management time and have required significant commitment of financial, legal, and other resources by Buyer and its Affiliates and that such due diligence, efforts, negotiation, and execution have provided value to Seller.

8.3.2                     If this Agreement is terminated by Seller pursuant to Section 8.1.2, Buyer shall direct the Escrow Agent to disburse the Deposit to Seller in accordance with the terms of the Deposit Escrow Agreement.  Upon any termination of this Agreement (other than termination by Seller pursuant to Section 8.1.2), Seller shall direct the Escrow Agent to disburse the Deposit to Buyer in accordance with the terms of the Escrow Agreement.

8.3.3                     The Parties acknowledge and agree that the terms and conditions set forth in this Section 8.3 with respect to the payment of the Termination Fee and Expense Reimbursement are subject to the Bankruptcy Court entering the Bidding Procedures Order, it being understood that Buyer may terminate this Agreement if the Bankruptcy Court does not approve the Termination Fee and Expense Reimbursement contemplated hereby (including the contemplated priority change in respect thereof), in which case the Deposit (plus all accrued interest or earnings thereon) shall be forthwith returned to Buyer.  The Parties acknowledge that the agreements contained in this Section 8.3 are commercially reasonable and an integral part of the transactions, and that without these agreements, the Parties would not enter into this Agreement or consummate the transactions contemplated hereby.  For the avoidance of doubt, but subject to Section 7.2, the covenants set forth in this Section 8.3 are continuing obligations, separate and independent from the other obligations of the Parties expressly set forth in this Agreement (and shall not limit the Parties’ other rights expressly set forth in this Agreement), and survive termination of this Agreement.

ARTICLE 9
MISCELLANEOUS

9.1                               Governing Law, Jurisdiction, Venue and Service.

9.1.1                     Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflicts or choice of Law rule or principle (whether of the State of New York or any other jurisdiction) that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction.

9.1.2                     Consent to Jurisdiction and Venue.

(a)                                 Subject to Section 9.9, the Parties hereby irrevocably and unconditionally consent to the jurisdiction of the Bankruptcy Court for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement or any

Ancillary Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such court.  The Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the Bankruptcy Court, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in the Bankruptcy Court has been brought in an inconvenient forum.  If Seller’s Chapter 11 Case is closed, any Litigation arising out of or relating to this Agreement or any Ancillary Agreement shall be heard and determined in the federal and state courts in the Borough of Manhattan, City of New York, and the Parties hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Litigation and irrevocably waive the defense of any inconvenient forum to the maintenance of any such Litigation.

(b)                                 THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ALL THEIR RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY LITIGATION (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

9.1.3                     Service.  Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 9.2.2 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

9.2                               Notices.

9.2.1                     Notice Requirements.  Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement (each, a “Notice”) shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by facsimile transmission or by email of a PDF attachment (with transmission confirmed) or by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 9.2.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party at least five days’ prior to such address taking effect in accordance with this Section 9.2.  Such Notice shall be deemed to have been given as of the date delivered by hand or internationally recognized overnight delivery service or confirmed that it was received by facsimile or email (with receipt confirmed by telephone, or, solely in the case of facsimile, by email).  If a notice deemed given upon receipt is given after 5:00 p.m. in the place of receipt (the Parties understand and agree that the foregoing applies only to notice and not to copies), such notice will be deemed given on the next succeeding Business Day.

9.2.2                     Address for Notice.

If to Seller, to:

c/o Aralez Pharmaceuticals Inc.

7100 West Credit Avenue

Suite 101

Mississauga, Ontario L5N 0E4

Attention: Christopher Freeland

Email: cfreeland@aralez.com

with a copy (which shall not constitute effective notice) to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention: Adam M. Turteltaub

Email: aturteltaub@willkie.com

and

Stikeman Elliott LLP

5300 Commerce Court West

199 Bay Street

Toronto ON M5L 1B9

Attention: Jonah Mann

Email: jmann@stikeman.com

If to Buyer, to:

Nuvo Pharmaceuticals (Ireland) Limited

c/o Mespil Business Centre

Sussex Road

Dublin 4 Ireland

Attention: Jesse Ledger

Email: jledger@nuvopharm.com

with a copy (which shall not constitute effective notice) to:

Allen & Overy LLP

1221 Avenue of the Americas

New York, New York 10020

Attention: Daniel J. Guyder

Email: daniel.guyder@allenovery.com

and

Goodmans LLP

333 Bay Street, Suite 3400

Toronto ON M5H 2S7

Attention: Robert Vaux and Chris Sunstrum

Email: rvaux@goodmans.ca; csunstrum@goodmans.ca

9.3                               No Benefit to Third Parties.  Seller and Buyer intend that this Agreement will not benefit or create any right or cause of action in favor of any Person, other than the Parties. No Person, other than the Parties, is entitled to rely on the provisions of this Agreement in any action, suit, proceeding, hearing or other forum. The Parties reserve their right to vary or rescind the rights at any time and in any way whatsoever, if any, granted by or under this Agreement to any Person who is not a Party, without notice to or consent of that Person.

9.4                               Waiver.  No waiver of any of the provisions of this Agreement will constitute a waiver of any other provision (whether or not similar). No waiver will be binding unless executed in writing by the Party to be bound by the waiver. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

9.5                               Expenses.  Except as otherwise expressly provided in this Agreement, each Party will pay for their own costs and expenses incurred in connection with this Agreement and the Ancillary Agreements, and the transactions contemplated hereby and thereby. The costs and expenses referred to in this Section are those that are incurred in connection with the negotiation, preparation, execution and performance of this Agreement and the Ancillary Agreements, and the transactions contemplated hereby and thereby, including the fees and expenses of legal counsel, investment advisers, accountants and other professionals.

9.6                               Assignment.

9.6.1                     This Agreement becomes effective only when executed by Seller and Buyer. After that time, it will be binding upon and inure to the benefit of Seller, Buyer and their respective heirs, administrators, executors, legal representatives successors and permitted assigns.

9.6.2                     Neither this Agreement nor any of the rights or obligations under this Agreement may be assigned or transferred, in whole or in part, by any Party without the prior written consent of the other Party; provided, however, that Buyer shall be permitted, upon prior written notice to Seller, to assign all or part of its rights or obligations hereunder to an Affiliate; provided Buyer remains jointly and severally liable for the performance of its obligations under this Agreement. Notwithstanding the foregoing, Buyer may collaterally assign any of its rights under this Agreement or the Ancillary Agreements to lenders of Buyer and its Affiliates, including Deerfield, as security for borrowings without the consent of any Party hereto.

9.7                               Amendment.  This Agreement may only be amended, supplemented or otherwise modified by written agreement signed by Buyer and Seller.

9.8                               Severability.  If any provision of this Agreement is determined to be illegal, invalid or unenforceable by an arbitrator or any court of competent jurisdiction, that provision will be severed from this Agreement and the remaining provisions shall remain in full force and effect.

9.9                               Equitable Relief.

9.9.1                     The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, subject to the provisions of this Section 9.9, a Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including Buyer’s covenants to obtain the Debt Financing as contemplated by Section 4.8). Each Party hereby waives (a) any requirement that the other Party post a bond or other security as a condition for obtaining any such relief and (b) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

9.9.2                     Notwithstanding anything to the contrary contained herein, it is explicitly agreed that Seller’s right to enforce Buyer’s compliance with its obligations under the Commitment Letter, or to otherwise take any action to consummate the transactions contemplated by this Agreement, shall only be available if (a) all conditions in Section 6.1 and Section 6.2 have been satisfied or waived by Buyer as of the Closing Date (other than those conditions that, by their nature, can only be satisfied as of the Closing Date, but which would be satisfied as of the Closing Date) and Buyer fails to consummate the transactions contemplated by this Agreement on the Closing Date; and (b) Seller has irrevocably confirmed in writing to Buyer in writing that (A) if specific performance is granted and the Debt Financing is funded, it is ready, willing and able to consummate the transactions contemplated by this Agreement, and (B) all conditions set forth in Section 6.1 and Section 6.3 have been and continue to be satisfied (other than those conditions that, by their nature, can only be satisfied as of the Closing Date, but which would be satisfied as of the Closing Date) or that it is willing to irrevocably waive any unsatisfied conditions set forth in Section 6.1 and Section 6.3. In no event will Seller be entitled to enforce or seek to enforce specifically Buyer’s obligation to consummate the transactions contemplated by this Agreement if the Debt Financing has not been funded (or will not be funded at the Closing).

9.9.3                     Each Party hereby agrees not to raise any objections to the availability of equitable remedies to the extent provided for herein, and the Parties further agree that nothing set forth in this Section 9.9 shall require any Party hereto to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 9.9 prior or as a condition to exercising any termination right under this Agreement, nor shall the commencement of any legal action or legal proceeding pursuant to this Section 9.9 or anything set forth in this Section 9.9 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms hereof.

9.10                        Financing Sources.  Notwithstanding anything to the contrary contained in this Agreement, each of the Parties: (i) agrees that it will not bring or support any person in any action, suit, proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against Deerfield (which defined term for the purposes of this Section 9.10 shall include Deerfield and its Affiliates, equityholders, members, partners, officers, directors, managers, principals, employees, agents, advisors and representatives involved in the financing contemplated by the

Commitment Letter) in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof or the financings contemplated thereby, in any forum other than state and federal courts sitting in the City of New York, borough of Manhattan; (ii) agrees that, except as specifically set forth in the Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against Deerfield in any way relating to the Commitment Letter or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction; and (iii) hereby irrevocably and unconditionally waives any right such Party may have to a trial by jury in respect of any litigation (whether in law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to the Commitment Letter or the performance thereof or the financings contemplated thereby.  Notwithstanding anything to the contrary contained in this Agreement, (a) Seller and its subsidiaries, affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall not have any rights or claims against Deerfield, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, or in respect of any, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise and (b) Deerfield shall not have any liability (whether in contract, in tort or otherwise) to any of Seller and its subsidiaries, affiliates, directors, officers, employees, agents, partners, managers, members or stockholders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise.  Notwithstanding anything to the contrary contained in this Agreement, (x) Deerfield is an intended third-party beneficiary of, and shall be entitled to the protections of this Section 9.10 and (y) this Section 9.10 shall not be amended without the prior written consent of Deerfield.

9.11                        No Liability.  No director, officer or employee of Buyer or its Affiliates shall have any personal liability whatsoever to Seller under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of Buyer.  No director, officer or employee of Seller or its Affiliates shall have any personal liability whatsoever to Seller under this Agreement or any other document delivered in connection with the transactions contemplated hereby on behalf of Seller.

9.12                        English Language.  This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language.  Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

9.13                        Bulk Sales Statutes.  Buyer hereby waives compliance by Seller with the requirements and provisions of any applicable bulk sales or bulk transfer Laws in any jurisdiction that may otherwise be applicable in connection with the transactions under this Agreement.

9.14                        Representation by Counsel.  Each Party represents and agrees with the other that (a) it has been represented by, or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s) to the extent, that it desired, (b) it availed itself of this right and opportunity, (c) that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement and the Ancillary Agreements in their entirety and have had them fully explained to them by such Party’s respective counsel, (d) that each is fully aware of the contents hereof and thereof and their meaning, intent and legal effect, and (e) that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

9.15                        Counterparts.  This Agreement may be executed in any number of counterparts, each of which is deemed to be an original, and such counterparts together constitute one and the same instrument. Transmission of an executed signature page by facsimile, email or other electronic means is as effective as a manually executed counterpart of this Agreement.

9.16                        Entire Agreement.  This Agreement, together with the Schedules and Exhibits expressly contemplated hereby and attached hereto, the Seller Disclosure Schedules, the Ancillary Agreements, the Canadian Purchase Agreement, the Confidentiality Agreement and the other agreements, certificates and documents delivered in connection herewith or therewith or otherwise in connection with the transactions contemplated hereby and thereby, contain the entire agreement between the Parties with respect to the transactions contemplated hereby or thereby and supersede all prior agreements, understandings, promises and representations, whether written or oral, between the Parties with respect to the subject matter hereof and thereof, including the Confidentiality Agreement.  In the event of any inconsistency between any such Schedules and Exhibits and this Agreement, the terms of this Agreement shall govern.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Execution Date.

POZEN INC.

By:	/s/ Andrew Koven
Name: Andrew Koven
Title: President

ARALEZ PHARMACEUTICALS TRADING DAC

By:	/s/ Andrew Koven
Name: Andrew Koven
Title: Director

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

NUVO PHARMACEUTICALS (IRELAND) LIMITED

By:	/s/ Gerard Collis
Name: Gerard Collis
Title: Director

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]